                                                                     EXHIBIT 2.1

                          RECAPITALIZATION AGREEMENT
                          --------------------------

          THIS RECAPITALIZATION AGREEMENT is entered into this 11th day of March 1998 by and between:

          THE DERBY CYCLE CORPORATION (d.b.a. Raleigh USA Bicycle Company) a corporation organized and existing under the laws of Delaware, having its principal office at 22710 72nd Avenue South, Kent, Washington 98032 (the "Company");

          DERBY INTERNATIONAL CORPORATION S.A., a corporation (societe anonyme)
                                                               ---------------
organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5 Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg ("Derby International") and DERBY FINANCE S.a.r.l., a corporation (societe a responsibilite limitee) organized and existing under the laws of the
 --------------------------------
Grand Duchy of Luxembourg, having its registered office at 5 Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg ("DFS") (Derby International and DFS being referred to together as the "Sellers"); and

          DC CYCLE, L.L.C., a limited liability company organized and existing under the laws of Delaware, having its registered office at 1209 Orange Street, Wilmington, Delaware ("LLC") and PERSEUS CYCLE, L.L.C., a limited liability company organized and existing under the laws of Delaware, having its principal office at Suite 610, 1627 I Street, N.W., Washington, D.C. 20006 ("Perseus" and, together with LLC, the "Buyer").

          WHEREAS, at or before the Closing (as defined below), Derby International has agreed to cause to be effected the restructuring (the "Restructuring") of the Company and the other Subsidiaries (as defined below) outlined in the Transaction Outline, as defined below; and

          WHEREAS, as a result of the Restructuring, at the Closing, DFS will own thirty thousand (30,000) shares of the Company's Class A Common Stock;

          WHEREAS, at the Closing, the Company shall issue to Perseus ten thousand (10,000) shares of the Company's Class A Common Stock (the "Perseus Common Shares"), and to LLC twelve thousand five hundred (12,500) shares of the Company's Class A Common Stock ("LLC Common Shares" and, together with the Perseus Common Shares, the "Buyer Common Shares") and twenty-five thousand (25,000) shares of the Company's Preferred Stock, Series A (the "Preferred Shares" and, together with the Buyer Common Shares, the "Buyer Shares"), in exchange for sixty million United States dollars ($60,000,000) cash (the "Stock Purchase"); and

          WHEREAS, the Buyer has proposed, and the Company, Derby International and DFS have agreed, that, at the Closing, the Company will: (i) enter into a senior credit facility with Chase Manhattan Bank or one of its subsidiaries (as lender and as agent), comprised of a revolving credit facility in the aggregate principal amount of up to two hundred fifteen million German deutschemarks (DM 215,00,000) (the "Senior Credit Facility"); (ii) issue bonds in an aggregate principal amount of up to one hundred seventy-five million United States dollars ($175,000,000) pursuant to an offering under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the "Bond Financing") (subparagraphs (i) and
(ii) are collectively referred to as the "Debt Financing," which will provide for available credit at the Closing having a value of at least two hundred seventy million United States dollars ($270,000,000)); and (iii) issue and sell to DFS (the "DFS Stock Purchase") in exchange for $9,500,000 cash the following:
(A) three thousand (3,000) shares of the Company's Preferred Stock, Series B, (the "DFS Series B Preferred") and (B) six thousand five hundred (6,500) shares of Class B Common (the "DFS Class B Common" and, together with the DFS Series B Preferred, the "DFS Shares").

          WHEREAS, immediately after the Closing, Perseus shall own approximately 19.05%, LLC shall own approximately 23.81% and the Sellers shall own approximately 57.14% of the issued and outstanding Class A Common Stock of the Company, DFS will own 100% of the issued and outstanding Preferred Stock, Series B, and Class B Common Stock of the Company and LLC will own one hundred percent (100%) of the issued and outstanding Preferred Stock, Series A, of the Company;

          WHEREAS, at the Closing, the Company shall pay in full the aggregate amount of one hundred fifty nine million four hundred seventy-five thousand United States dollars ($159,475,000) to DFS in accordance with the Transaction Outline (the "DFS Payment") less the amount of eight million five hundred
                            ----
thousand United States dollars ($8,500,000);

          WHEREAS, the Restructuring, the Stock Purchase, the DFS Stock Purchase, the Debt Financing and the DFS Payment are referred to herein collectively as the "Recapitalization" and the transactions required to accomplish the Recapitalization are referred to as the "Recapitalization Transactions"; and

          WHEREAS, it is intended that the Recapitalization be recorded as a recapitalization for United States accounting reporting purposes;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties contained in this Agreement, the parties hereby agree as follows:

1.        CERTAIN DEFINITIONS
          -------------------

          For the purposes of this Agreement, the following words and terms shall have the meanings set forth below:

1.1 "Accounting Principles" shall mean, with respect to a Person (as defined below), generally accepted accounting principles, consistently applied, in the country of incorporation of such Person.

1.2       "Additional Payment" shall have the meaning ascribed to it in Section
16.4.

1.3       "Additional Payment Date" shall have the meaning ascribed to it in
Section 16.4.

1.4 "Affiliate" shall mean, with respect to any Person (as defined below), an individual, corporation, partnership, limited liability company, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person. A Person will be deemed to "control" another Person if such Person possesses, directly or indirectly, the power to: (i) vote fifty percent (50%) or more of the voting securities of such Person; or (ii) direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise.

1.5       "Another Transaction"  shall have the meaning ascribed to it in
Section 8.8.

1.6       "Assigned Debt " shall have the meaning ascribed to it in Section
8.10.

1.7 "Bond Financing" shall have the meaning ascribed to it in the preamble.

1.8 "Business" shall mean the business carried on by the Subsidiaries immediately prior to the Closing, which consists primarily of designing, manufacturing, distributing and selling bicycles, bicycle components and accessories.

1.9 "Business Day" shall mean any calendar day other than Saturdays, Sundays or any other days on which banks are authorized to close in the United Kingdom, the Grand Duchy of Luxembourg or the United States of America.

1.10      "Buyer" shall have the meaning ascribed to it in the preamble.

1.11      "Buyer Indemnified Parties" shall have the meaning ascribed to it in
Section 9.1.

1.12      "Buyer Shares" shall have the meaning ascribed to it in the preamble.

1.13      "Centum" shall have the meaning ascribed to it in Section 6.1(b)(iv).

1.14      "Closing" shall have the meaning ascribed to it in Section 3.1.

1.15      "Closing Date" shall have the meaning ascribed to it in Section 3.1.

1.16 "COBRA" shall mean the requirements of Part 6 of Subtitle B of Title 1 of ERISA (as defined below) and Code (S)4980B.

1.17 "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

1.18      "Company" shall have the meaning ascribed to it in the preamble.

1.19 "Company Intellectual Property" shall have the meaning ascribed to it in Section 6.6(d)(i).

1.20      "Confidential Information" shall have the meaning ascribed to it in
Section 14.1.

1.21      "Contracts" shall have the meaning ascribed to it in Section
6.11(c)(xiii).

1.22 "Cut-Off Date" shall be April 16, 1998; provided that the Cut-Off Date shall be extended one Business Day for each Business Day the delivery of the U.S. GAAP Audited Financials are delayed after March 16, 1998 solely as the result of the Sellers not delivering to Buyer and Arthur Anderson the default waivers (in form and substance reasonably satisfactory to Arthur Anderson and Buyer) whereby (i) the purchasers of the Senior Notes have waived all defaults under the Credit Agreements and (ii) the lending institutions party to a certain multi-currency revolving credit facility agreement, dated March 6, 1997 (the "Revolver Agreement"), between Derby Holding B.V. and such lending institutions (arranged by Banque Nationale De Paris) have waived all defaults under the Revolver Agreement; and further provided that under no circumstances shall the Cut-Off Date be extended beyond April 30, 1998.

1.23 "Debt Financing" shall have the meaning ascribed to it in the preamble.

1.24      "Deductible" shall have the meaning ascribed to it in Section 9.3(c).

1.25      "DFS" shall have the meaning ascribed to it in the preamble.

1.26 "DFS Class B Common" shall have the meaning ascribed to it in the preamble.

1.27      "DFS Payment" shall have the meaning ascribed to it in the preamble.

1.28      "DFS Price" shall have the meaning ascribed to it in Section 2.3(b).

1.29 "DFS Series B Preferred" shall have the meaning ascribed to it in the preamble.

1.30      "DFS Shares" shall have the meaning ascribed to it in the preamble.

1.31      "DHBV" shall have the meaning ascribed to it in Section 9.1.

1.32      "Employment Agreement" shall have the meaning ascribed to it in
Section 8.12.

1.33 "Environmental Law" shall mean any federal, state, local or foreign law, statute, regulation, ordinance or similar provision having the force or effect of law of any governmental entity in effect prior to or on the Closing Date which applies to a relevant Subsidiary, including all common law relating to pollution, protection of the environment, waste generation, handling, treatment, storage, distribution, processing, testing, labeling, release or threatened release, disposal or transportation, and exposure to hazardous or toxic substances or wastes, public health and safety and worker health and safety.

1.34 "Environmental Lien" means a lien, either recorded or unrecorded, in favor of any governmental entity, relating to any liability arising under any Environmental Law.

1.35 "Environmental Assessment Reports" means all reports or documents prepared by or on behalf of the Sellers by Dames & Moore (including reports and studies referenced therein) and by or on behalf of the Buyer by Environmental Resources Management (including reports and studies referenced therein) with respect to Environmental Law.

1.36 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

1.37A     "Escrow Amount" shall have the meaning ascribed to it in Section 16.6.

1.37B     "Exchange Agreement" shall have meaning ascribed to it in Section
3.2(b)(viii).

1.38      "Excluded Assets" shall have the meaning ascribed to it in Section
8.10.

1.39 "Financial Statements" shall mean the audited consolidated balance sheets and the related consolidated statements of profit and loss and cash flows of Derby International and of each of the Principal Subsidiaries (other than Probike S.A. (Pty) Limited) at and for the years ended (i) December 31, 1994,
(ii) December 31, 1995, and (iii) December 31, 1996, which are attached to this Agreement as Exhibit D and made a part hereof.

1.40 "Financing Documents" means the Senior Credit Facility and the indenture relating to the issue of the Bond Financing, in each case as may be amended, modified, renewed, refunded, replaced, extended, restated or refinanced from time to time, provided, however, that the terms of such Financing Documents may not be more restrictive or onerous with respect to payment of the Additional Payment referred to in Section 16.4 than the original Senior Credit Facility and the Bond Financing documentation unless such additional restrictions are, in the good faith determination of the Company's board of directors, required in order to refinance, replace, refund or amend the Bond Financing or the Senior Credit Facility and such refinancing, replacement, refunding or amendment is required to avoid or obtain waivers of a default under or acceleration of such financing prior to its maturity.

1.41A     "GAAP" shall mean generally accepted accounting principles consistently applied in the jurisdiction of incorporation of the relevant Person at the time of determination.

1.41B     "German Basket Representation" shall have the meaning ascribed to it in Section 6.4(p).

1.42 "Hart-Scott-Rodino Act" shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.43 "Indebtedness" of any Person at any date shall mean, without duplication: (a) all indebtedness of such Person for borrowed money (including without limitation accrued interest, fees, penalties and premiums or other payments in addition to principal with respect thereto), (b) indebtedness representing the deferred purchase price of property or services which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of such Person on such date (other than trade payables and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), (c) any other indebtedness of such Person which is evidenced by a promissory note, bond, debenture or similar instrument,
(d) all capitalized lease obligations of such Person, (e) all obligations of such Person in respect of banker's acceptances issued or created for the account of such Person, (f) all obligations of such Person in respect of letters of credit issued for the account of such Person (other than standby letters of credit not drawn), (g) all guarantees of such Person of any indebtedness or obligations of any other Person of the types referred to in the preceding clauses (a) through (f), and (h) all indebtedness or obligations of the types referred to in the preceding clauses
(a) through (g) of any other Person secured by any Lien on any assets of such Person to the extent attributable to such Person's interest in such assets, even though such Person has not assumed or otherwise become liable for the payment thereof but excluding customer deposits and interest payable thereon in the ordinary course of business.

1.44      "Indemnification Notice" shall have the meaning ascribed to it in
Section 11.1(a).

1.45      "Indemnified Liability" shall have the meaning ascribed to it in
Section 9.1.

1.46      "Indemnified Party" shall have the meaning ascribed to it in Section
10.

1.47 "Intellectual Property" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

1.48 "IRS" shall mean the United States Internal Revenue Service, or any successor agency thereto.

1.49      "Leases" shall have the meaning ascribed to it in Section 6.6(a)(ii).

1.50 "Leased Property" shall have the meaning ascribed to it in Section 6.6(a)(ii).

1.51      "LIBOR" shall have the meaning ascribed to it in Section 2.2(b).

1.52      "Licenses" shall have the meaning ascribed to it in Section 6.7A.(b)

1.53 "Lien" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance, lease, claim, option, right of first refusal, easement, servitude, transfer restriction, or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset.

1.54      "LLC" shall have the meaning ascribed to it in the preamble.

1.55      "Make-Whole Amount" shall have the meaning ascribed to it in Section
9.1.

1.56      "Merger Control Approvals" shall have the meaning ascribed to it in
Section 4.10.

1.57      "Minimum Balance" shall have the meaning ascribed to it in Section
16.6.

1.58      "Modified Make-Whole Amount" shall have the meaning ascribed to it in
Section 9.1.

1.59      "MS Sport Agreement" shall have the meaning ascribed to it in Section
16.5.

1.60      "Note Purchase Agreement" shall have the meaning ascribed to it in
Section 9.1.

1.61      "Owned Property" shall have the meaning ascribed to it in Section
6.6(a)(i).

1.62      "PBGC" shall mean the United States Pension Benefit Guaranty
Corporation.

1.63 "Permitted Liens" shall mean: (i) Liens for taxes or other governmental charges other than Environmental Liens or levies which are not delinquent or are being contested in good faith and by appropriate proceedings;
(ii) mechanic's, worker's, materialmen's and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings; (iii) Liens arising in the ordinary course of business either for sums being contested in good faith and by appropriate proceedings or for sums not due; (iv) other matters which do not materially impair the occupancy or use of the property or asset burdened by such matter for the purposes for which it is currently used in connection with the Business; and (v) Real Estate Permitted Liens.

1.64      "Perseus" shall have the meaning ascribed to it in the preamble.

1.65 "Person" shall mean any individual, corporation, partnership, limited liability company, firm, association, unincorporated organization or other entity.

1.66 "Preferred Shares" shall have the meaning ascribed to it in the preamble.

1.67      "Price" shall have the meaning ascribed to it in Section 2.2(b).

1.68      "Primary Representation" shall have the meaning ascribed to it in
Section 6.18.

1.69 "Principal Subsidiaries" shall mean the companies named on Exhibit B attached hereto and made a part of the Agreement.

1.70 "Principal Subsidiaries Shares" shall mean shares representing the entire issued and outstanding shares of the Principal Subsidiaries.

1.71      "Real Estate" shall have the meaning ascribed to it in Section
6.6(a)(ii).

1.72 "Real Estate Permitted Liens" shall mean: (i) Liens for taxes or assessments and similar charges, which either are: (A) not delinquent or (B) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the applicable Subsidiaries' books with respect thereto; (ii) mechanics', materialmen's or contractors' Liens or encumbrances or any similar statutory Lien or restriction incurred in the ordinary course of business and which are for amounts not yet due and payable; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Estate which are not violated by the current use and operation of the Real Estate; and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Estate which do not materially impair the value of the Real Estate or occupancy or use of the Real Estate for the purposes for which it is currently used in connection with the Business. Notwithstanding anything to the contrary set forth in this section, Real Estate Permitted Liens do not include Environmental Liens.

1.73 "Recapitalization" shall have the meaning ascribed to it in the preamble.

1.74 "Recapitalization Transactions" shall have the meaning ascribed to it in the preamble.

1.75A     "Restructuring" shall have the meaning ascribed to it in the preamble.

1.75B     "Senior RIC Shares" shall have the meaning ascribe to it in the
Exchange Agreement.

1.76      "Securities Act" shall have the meaning ascribed to it in Section
7(e)(ii).

1.77      "Seller Affiliate" shall have the meaning ascribed to it in Section
8.10.

1.78      "Sellers" shall have the meaning ascribed to it in the preamble.

1.79 "Senior Credit Facility" shall have the meaning ascribed to it in the preamble.

1.80      "Senior Notes" shall have the meaning ascribed to it in Section 9.1.

1.81 "Shares" shall mean, as the context requires, with respect to a Subsidiary, all of the issued and outstanding shares of such Subsidiary.

1.82      "Shareholders' Agreements" shall have the meaning ascribed to it in
Section 3.2(b)(vi).

1.83 "Special Environmental Liability" shall have the meaning ascribed to it in Section 9.1.

1.84      "Special Product Liabilities" shall have the meaning ascribed to it in
Section 9.1.

1.85      "Special Tax Liabilities" shall have the meaning ascribed to it in
Section 9.1.

1.86 "Stock Purchase" shall have the meaning ascribed to it in the preamble.

1.87 "Subsidiaries" shall mean the Principal Subsidiaries and each of the companies or corporations named in Exhibit C attached to this Agreement and made a part hereof.

1.88 "Tax" shall mean any federal, state, local, or foreign income, gross receipts, VAT, employment or other similar tax, including any undisputed interest, penalty, or addition thereto.

1.89 "Taxing Authority" shall mean any federal, state, local or foreign government or governmental agency with authority to collect Taxes or audit or review Tax Returns.

1.90 "Tax Return" shall mean any mandatory return, declaration or report relating to Taxes, including any amendment thereof.

1.91      "Topping Agreement" shall have the meaning ascribed to it in Section
18.3.

1.92      "Topping Fee" shall have the meaning ascribed to it in Section 18.3.

1.93      "Transaction Expenses" shall have the meaning ascribed to it in
Section 15.6.

1.94      "Transaction Outline" shall have the meaning ascribed to it in Section
2.1.

1.95 "Trigger Tax Notice" shall mean a written notice that Sellers desire to add to the definition of Triggered Tax Liability for taxes assessed by one or more jurisdictions other than The Netherlands which notice shall specify such jurisdictions.

1.96A     "Triggered Tax Liability" shall have the meaning ascribed to it in
Section 9.3(f).

1.96B     "UK GAAP" shall mean GAAP as applied in the United Kingdom.

1.97 "U.S. GAAP" shall mean GAAP as applied in the United States of America.

1.98 "U.S. GAAP Audited Financials" shall have the meaning ascribed to it in Section 8.9.

1.99      "WARN" shall have the meaning ascribed to it in Section 6.16.

2.        THE RECAPITALIZATION
          --------------------

2.1       Restructuring.  Subject to the terms and conditions set out in this
          -------------
Agreement, DFS agrees to deliver or cause the delivery of any share certificates, duly endorsed, together with appropriate deeds of transfer, required to effect the Restructuring. The Sellers and the Company agree to take, prior to the Closing, the steps necessary to effect the transactions specified in a memorandum to be agreed to by representatives of the Buyer and the Sellers outlining the transactions necessary or desirable to effect the reorganization and recapitalization of the Derby International Group (the "Transaction Outline").

2.2       Buyer's Investment.
          ------------------

          (a)  Agreement to Purchase and Sell.  Subject to the terms and
               ------------------------------
conditions set out in this Agreement, the Company hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Company, the Buyer Shares, with each of

LLC and Perseus purchasing the number of shares of Class A Common Stock and Preferred Stock, Series A, of the Company set forth opposite its name on the attached Exhibit 2.2(a).
         --------------

          (b) Price.  The Company and the Buyer hereby agree that the price (the
              -----
"Price") for the Buyer Shares shall be sixty million United States dollars ($60,000,000), with the aggregate consideration paid for such shares by LLC and Perseus set forth on the attached Exhibit 2.2(a). Unless otherwise agreed in
                                  --------------
writing by the parties, at the Closing, the Buyer shall pay an additional amount equal to the simple interest accruing on the sum of the DFS Payment at a rate per annum equal to the London Interbank Offer Rate for United States dollars ("LIBOR") from and including March 1, 1998 through March 28, 1998, and at a rate per annum equal to four percent (4%) from and including March 29, 1998, through the Closing Date.

2.3       DFS' Investment.
          ---------------

          (a)  Agreement to Purchase and Sell.  Subject to the terms and
               ------------------------------
conditions set out in this Agreement, the Company hereby agrees to sell to DFS, and DFS hereby agrees to purchase from the Company, the DFS Shares.

          (b)  Price.  The Company and DFS hereby agree that the price (the "DFS
               -----
Price") for the DFS Shares shall be nine million five hundred thousand United States dollars ($9,500,000).

3.        CLOSING
          -------

3.1       Date and Place of the Closing.  The completion of the Recapitalization
          -----------------------------
Transactions (the "Closing") shall take place at the New York offices of Kirkland & Ellis, or at such other place as shall be agreed between the parties, at 10:00 a.m. on the later of (i) April 14, 1998, or (ii) the third Business Day after all conditions to Closing set forth in Sections 4 and 5 have been satisfied or waived (the "Closing Date"), but in no event later than the Cut-Off Date (as defined in Section 18.1(e)).

3.2       Action at Closing.  In addition to any other action to be taken and
          -----------------
any other instrument required to be executed and/or delivered pursuant to this Agreement, at the Closing:

          (a)  the Sellers shall deliver or cause to be delivered:

               (i) to the Company, the certificates representing ownership (directly or indirectly) of the Principal Subsidiaries Shares duly endorsed for transfer or with duly executed stock transfer forms attached, in each case, in a form sufficient to effect the transfer of the Principal Subsidiaries Shares to the Company, together with the original share certificates (if and to the extent ownership of such Shares is evidenced by certificates or similar instruments) representing the issued and outstanding shares of the Subsidiaries other than the Principal Subsidiaries;

               (ii) to the Buyer, copies of the resignations of those directors and officers of the Subsidiaries which shall be designated by the Buyer no later than five (5) Business Days before the Closing, each original resignation having been duly delivered to the relevant Subsidiary;

               (iii) to the Buyer, an opinion of counsel for the Sellers addressed to the Buyer with respect to the matters set out in Exhibit 3.2(a)(iii) to this Agreement and made a part hereof;

               (iv) to the Buyer, a certificate executed on behalf of the Sellers in substantially the form set out in Exhibit 3.2(a)(iv) to this Agreement and made a part hereof;

               (v) to the Buyer, certified resolutions of the Sellers and the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (vi) to the Buyer, evidence of the corporate organization and existence and, to the extent ordinarily available in the jurisdiction of incorporation, good standing of the Sellers and the Principal Subsidiaries under the laws of their respective jurisdictions of incorporation, in each case in form reasonably satisfactory to Buyer;

               (vii) to the Company, a license agreement to use the trade name "Derby" in connection with the Business on substantially the terms and conditions set forth in Exhibit 3.2(a)(vii) attached hereto and made a part hereof; and

               (viii) such other documents relating to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request within a reasonable time prior to the Closing;

          (b)  the Buyer shall:

               (i) pay to the Company the Price for the Buyer Shares in immediately available funds by transfer in United States dollars to the accounts of the Company at such bank or banks as the Company shall designate not less than five (5) days before the Closing;

               (ii) deliver to the Sellers and the Company opinions of counsel for LLC and Perseus addressed to the Sellers and the Company with respect to the matters set out in Exhibit 3.2(b)(ii) to this Agreement and made a part hereof;

               (iii) deliver to the Sellers and the Company certified resolutions of LLC and Perseus authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (iv) deliver to the Sellers and the Company evidence of the organization, existence and good standing of each of LLC and Perseus under the laws of Delaware, each in form reasonably satisfactory to the Sellers and the Company; and

               (v) deliver to the Sellers a certificate executed on behalf of the Buyer in substantially the form set out in Exhibit 3.2(b)(v) to this Agreement and made a part hereof;

               (vi) execute and deliver a shareholders' agreement and registration agreement with the Company and DFS in substantially the form attached hereto as Exhibit 3.2(b)(vi) and made a part hereof (collectively, the "Shareholders' Agreements");

               (vii) cause to be delivered such other documents relating to the transactions contemplated by this Agreement as the Sellers or their counsel may reasonably request within a reasonable time prior to the Closing; and

               (viii) execute and deliver an exchange agreement in substantially the form attached hereto as Exhibit 3.2(b)(viii) and made a part hereof (the "Exchange Agreement");

          (c)  the Company shall:

               (i) pay in full to DFS the DFS Payment (less the amount of eight million five hundred thousand United States dollars ($8,500,000)) in immediately available funds by transfer in United States dollars to the accounts of DFS at such bank or banks as DFS shall designate not less than five (5) days before the Closing, provided that, if and to the extent the DFS Price is not paid by DFS at the Closing, the Company shall be entitled to offset the DFS Price against such amount;

               (ii) deliver to Perseus fully executed stock certificates dated the Closing Date representing the Perseus Common Shares, registered in the name of Perseus (or in the names of such nominees as Perseus shall direct) in such denominations as Perseus shall direct;

               (iii) deliver to LLC fully executed stock certificates dated the Closing Date representing the Preferred Shares and the LLC Common Shares, registered in the name of LLC (or in the names of such nominees as LLC shall direct) in such denominations as LLC shall direct;

               (iv)   execute and deliver the Shareholders' Agreements;

               (v) deliver to DFS fully executed stock certificates dated the Closing Date representing the DFS Shares, registered in the name of DFS (or in the names of such nominees as DFS shall direct) in such denominations as DFS shall direct; and

               (vi)   execute and deliver the Exchange Agreement;

          (d)  DFS shall:

               (i) pay to the Company the DFS Price for the DFS Shares in immediately available funds by transfer in United States dollars to the accounts of the Company at such banks as the Company shall designate not less than five
(5) days before the Closing;

               (ii)   execute and deliver the Shareholders' Agreement; and

          (e) Derby International shall execute and deliver the Exchange Agreement.

3.3       Simultaneous Action.  All actions to be taken at the Closing shall be
          -------------------
deemed to have occurred simultaneously and every such action shall be conditional upon:

          (a)  the occurrence at the Closing of every other such action; and

          (b) the prior occurrence of every action to be taken or event to have occurred hereunder before the Closing pursuant to Sections 4 and 5 below unless otherwise waived as provided therein.

3.4       Acknowledgment.  The Sellers agree that the payment by the Buyer of
          --------------
the Price for the Buyer Shares in accordance with this Agreement shall constitute full and complete satisfaction of the obligations of the Buyer to pay for the Buyer Shares.

3.5       The DFS Payment.  The Company hereby agrees to repay in full the DFS
          ---------------
Payment less the amount of eight million five hundred thousand United States dollars ($8,500,000) on the Closing Date.

4.        CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS
          -----------------------------------------------

          Each and all of the obligations and duties of the Buyer under this Agreement are expressly conditioned upon, and subject to the fulfillment before or at the Closing, of each of the following conditions, provided, however, that LLC may waive any conditions specified in this Section 4 by executing a writing so stating at or prior to the Closing:

4.1       Accuracy of Representations and Conditions to Closing.  The
          -----------------------------------------------------
representations and warranties of the Sellers contained in Section 6 of this Agreement shall be true and correct in all material respects at the time of the Closing as though made at that time, and the Sellers shall have performed all obligations and complied in all material respects with all covenants and conditions to be performed or complied with under this Agreement before or at the Closing unless otherwise waived by LLC.

4.2       Government Orders and Third-Party Consents and Approvals.  There shall
          --------------------------------------------------------
not have been any order entered by any court or governmental agency in any jurisdiction prohibiting or making illegal the transactions contemplated to be performed by the Sellers or the Company by this Agreement, and all governmental and third-party consents and approvals: (a) required for the legal and valid consummation of the transactions contemplated by this Agreement by the Sellers or the Company, or (b) required for each of the Principal Subsidiaries to conduct their respective businesses in all material respects after the Closing on the same basis as conducted prior to the Closing, or (c) set forth on Exhibit 6.1(d), shall be given or obtained in a form reasonably acceptable to LLC.

4.3       No Material Adverse Change.  No material adverse change shall have
          --------------------------
occurred since December 31, 1996 in the business, operations or condition, financial or otherwise, of the Subsidiaries taken as a whole, and no event shall have occurred since December 31, 1996, which would reasonably be expected to have a material adverse effect on the business, operations or condition, financial or otherwise, of the Subsidiaries, taken as a whole.

4.4       Absence of Litigation.  There shall not be in effect any injunction,
          ---------------------
writ or restraining order or any order of any nature with respect to the Buyer, the Sellers, the Company or any of the Principal Subsidiaries issued by a court or governmental agency of competent jurisdiction: (a) restraining or prohibiting the consummation of the transactions provided for herein; (b) causing any of the transactions contemplated by this Agreement to be rescinded following consummation; or (c) affecting adversely the right of any of the Principal Subsidiaries to own its assets and operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and immediately before the Closing, no proceeding or lawsuit shall be pending or have been threatened by any governmental or regulatory agency with respect to the transactions contemplated by this Agreement which the Buyer, acting in good faith and with the advice of legal counsel, believes is likely to result in any of the foregoing.

4.5       Recapitalization Transactions.  The consummation of the
          -----------------------------
Recapitalization Transactions shall occur on or prior to the Closing.

4.6       Certificate.  On the Closing Date, the Sellers shall have delivered to
          -----------
the Buyer a certificate to the effect that each of the conditions specified in Sections 4.1 through 4.5 is satisfied in all respects; provided, however, that
                                                       -----------------
in the event that: (a) the condition specified in Section 4.1 shall not be satisfied because one or more specific representations or warranties of the Sellers is not true as of the Closing, and (b) LLC agrees to waive satisfaction of such condition so that the transactions contemplated herein will be consummated; then the Sellers shall nevertheless provide the certificate referred to in this Section 4.6, but such certificate shall exclude those specific representations and warranties which were not true as of the Closing.

4.7       Financing.  The Company shall have obtained the funding of the Debt
          ---------
Financing on terms reasonably acceptable to the Buyer.

4.8       Recapitalization.  The Recapitalization shall be treated as a
          ----------------
recapitalization under GAAP as applied in the United States by the United States Securities and Exchange Commission for financial reporting purposes.

4.9       Shareholders' Agreements.  On the Closing Date, DFS and the Company
          ------------------------
shall have executed the Shareholders' Agreements.

4.10      Reporting Requirements.  All applicable mandatory waiting periods (and
          ----------------------
any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated and all approvals shall have been obtained or notices given as required under any similar laws of the jurisdictions of incorporation of the Principal Subsidiaries or of the jurisdictions where the Business is conducted (collectively, the "Merger Control Approvals").

4.11      Restated Certificate of Incorporation.  The Certificate of
          -------------------------------------
Incorporation of the Company shall have been amended and restated to read in its entirety substantially as set forth in Exhibit 4.11 attached hereto.

4.12      U.S. GAAP Audited Financials.   The report of Arthur Andersen, L.L.P.
          ----------------------------
("Arthur Andersen") on the U.S. GAAP Audited Financials shall have been delivered to the Buyer as provided in Section 8.9, and such report shall be without limitation as to the scope of the audit.

4.13      Stock Purchase.  DFS shall have paid the DFS Price for the DFS Shares.
          --------------

LLC may waive any conditions specified in this Section 4 if it executes a writing so stating at or prior to the Closing.

4.14      Repayment of the Senior Indebtedness.  All senior Indebtedness and
          ------------------------------------
similar obligations of the Subsidiaries, including the Senior Notes and the Indebtedness evidenced by the Multi-Currency Revolving Credit Facility dated March 6, 1997, arranged by Banque Nationale de Paris for Derby Holding B.V., shall have been repaid in full at the Closing.

5.        CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS
          ------------------------------------------------

          Each and all of the obligations and duties of the Sellers and the Company under this Agreement are expressly conditioned upon, and subject to the fulfillment before or at the Closing, of each of the following conditions:

5.1       Accuracy of Representations and Conditions to Closing.  The
          -----------------------------------------------------
representations and warranties of the Buyer contained in Section 7 of this Agreement shall be true and correct in all material respects at the time of the Closing as though made at that time, and the Buyer shall have performed all obligations and complied in all material respects with all covenants and conditions to be performed or complied with under this Agreement before or at the Closing unless otherwise waived by the Sellers.

5.2       Government Orders and Third-Party Consents and Approvals. There shall
          --------------------------------------------------------
not have been any order entered by any court or governmental agency in any jurisdiction prohibiting or making illegal the transactions contemplated to be performed by the Buyer by this Agreement, and all governmental and third-party consents and approvals required for the legal and valid consummation of the transactions contemplated by this Agreement by the Buyer shall be given or obtained in a form reasonably acceptable to the Sellers and the Company.

5.3       Absence of Litigation. There shall not be in effect any injunction,
          ---------------------
writ or restraining order or any order of any nature with respect to the Buyer, the Sellers, the Company or any of the Principal Subsidiaries issued by a court or governmental agency of competent jurisdiction (a) restraining or prohibiting the consummation of the transactions provided for herein, (b) causing any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), and immediately before the Closing, no proceeding or lawsuit shall be pending or have been threatened by any governmental or regulatory agency with respect to the transactions contemplated by this Agreement which the Sellers, acting in good faith and with the advice of legal counsel, believe is likely to result in any of the foregoing.

5.4       Certificate.  The Buyer shall have delivered to the Sellers a
          -----------
certificate to the effect that each of the conditions specified in Sections 5.1 through 5.3 is satisfied in all respects; provided, however, that in the event
                                          -----------------
that (a) the condition specified in Section 5.1 shall not be satisfied because one or more specific representations or warranties of the Buyer is not true as of the Closing, and (b) the Sellers agree to waive satisfaction of such condition so that the transactions contemplated herein will be consummated, then the Buyer shall nevertheless provide the certificate referred to in this Section 5.4, but such certificate shall exclude those specific representations and warranties which were not true as of the Closing.

5.5       Financing.  The Company shall have obtained the funding of the Debt
          ---------
Financing providing for an aggregate amount of available credit at the Closing having a value of at least two hundred seventy million United States dollars ($270,000,000) on terms substantially as set forth in the commitment letter attached as Exhibit 5.5A to this Agreement (with respect to the Senior Credit Facility) and on terms substantially as set forth in the "highly confident" letter attached hereto as Exhibit 5.5B (with respect to the Bond Financing) or, in either case, on such other terms as shall be reasonably acceptable to the Company.

5.6       Shareholders' Agreements.  LLC and Perseus shall have executed the
          ------------------------
Shareholders' Agreements.

5.7       Stock Purchase.  The Buyer shall have paid the Price for the Buyer
          --------------
Shares.

5.8       Reporting Requirements.  All applicable mandatory waiting periods (and
          ----------------------
any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated and all approvals shall have been obtained or notices given as required under any similar laws of the jurisdictions of incorporation of the Principal Subsidiaries or of the jurisdictions where the Business is conducted.

5.9       Repayment of the Senior Indebtedness.  All senior Indebtedness and
          ------------------------------------
similar obligations of the Subsidiaries, including the Senior Notes and the Indebtedness evidenced by the Multi-Currency Revolving Credit Facility dated March 6, 1997, arranged by Banque Nationale de Paris for Derby Holding B.V., shall have been repaid in full at the Closing.

5.10      Senior RIC Shares.  Raleigh Industries of Canada Limited ("RIC") shall
          -----------------
have issued the Senior RIC Shares (as defined in the Exchange Agreement) to Derby International, free and clear of any and all Liens.

5.11      Derby International Shareholder Approval.  The shareholders of Derby
          ----------------------------------------
International shall have approved the Recapitalization Transactions.

6.        REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          ---------------------------------------------

          The Sellers hereby represent and warrant that the statements contained in this Section 6 are true and correct as of the date of this Agreement and, except as such changes may be necessary to effect the transactions contemplated in this Agreement, shall be true and correct at the time of the Closing:

6.1       Incorporation and Capitalization.
          --------------------------------

          (a) Each of Derby International and DFS is a corporation duly organized, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg, with requisite power and authority and all material licenses, permits and authorizations required to own and lease its properties and to conduct its business as now conducted. The execution and delivery of this Agreement by the Sellers and the performance of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Sellers. This Agreement has been executed and delivered by duly authorized representatives of the Sellers and constitutes the legal, valid and binding obligations of the Sellers, enforceable against each in accordance with its terms and conditions.

          (b) (i) At the date of this Agreement, the capitalization (including class or series and number of shares of authorized and outstanding capital stock) of the Subsidiaries is as set forth in Exhibit 6.1(b) attached to this Agreement and made a part hereof. Except as contemplated in this Agreement or as disclosed in Exhibit 6.1(b), neither of the Sellers nor any of their respective Affiliates is a party to any option, warrant, purchase right, or other commitment that could require such Seller or any of its Affiliates to sell, transfer, or otherwise dispose of any capital stock of any of the Subsidiaries.

               (ii) Except as disclosed in Exhibit 6.1(b), there are no outstanding:

               (A) securities or bonds of any Subsidiary convertible into or exchangeable for any share of capital stock or other securities of such Subsidiary;

               (B) subscriptions, options, warrants or other rights entitling any third party to acquire from any Subsidiary any shares of capital stock or other securities of such Subsidiary; or

               (C) contractual obligations of any Subsidiary to purchase, redeem or otherwise acquire any outstanding quotas or shares of the capital stock of such Subsidiary.

               (iii) Except as disclosed in Exhibit 6.1(b), the Shares of each Subsidiary have been duly and validly issued and are fully-paid and non-assessable.

               (iv) Except as disclosed in Exhibit 6.1(b), the Principal Subsidiaries Shares are owned, directly or indirectly, by the Sellers on the date of this Agreement and, except as disclosed in Exhibits 8.3, will be owned, directly or indirectly, by the Company or, in the case of the Company, by DFS at the Closing, free and clear of any Lien (other than those created in connection with the Recapitalization Transactions except for Liens arising from (A) the transfers of (1) capital stock and assets from Derby International to DFS or from DFS or Centum Investments N.V. ("Centum") to the Company or (2) capital stock or assets by Derby International, DFS or Centum which directly results in the issuance of securities of the Company or RIC to Derby International, DFS or Centum; (B) the issuance of notes or payment of cash or cash equivalent consideration to Derby International, DFS or Centum which are part of or directly related to the DFS Payment; (C) the transfer of shares of capital stock of the Company from Derby Holding B.V. to Derby International or DFS; (D) the transactions described in Section 8.10 herein; and (E) any breach of agreements or contracts not disclosed hereunder caused by the Recapitalization Transactions).

               (v)   Except as disclosed in Exhibit 6.1(b) or as contemplated in
Exhibit 8.3, each of the Principal Subsidiaries owns the Shares of the applicable Subsidiaries as set forth in Exhibit 6.1(b) attached to this Agreement and made a part hereof, free and clear of all Liens.

               (vi)  Except as disclosed in Exhibit 6.1(b) or as contemplated in
Exhibit 8.3, all of the issued and outstanding capital stock of each of the Subsidiaries other than the Company is owned by the Sellers or one or more Subsidiaries.

               (vii) Except as disclosed in Exhibit 6.1(b) or as contemplated in
Exhibit 8.3, at and immediately after the Closing, the Company will own, directly or indirectly, all shares of the capital stock of the Subsidiaries other than the Company, free and clear of all Liens (other than those created in connection with the Recapitalization Transactions except for Liens arising from
(A) the transfers of (1) capital stock and assets from Derby International to DFS or from DFS or Centum Investments N.V. ("Centum") to the Company or (2) capital stock or assets by Derby International, DFS or Centum which directly results in the issuance of securities of the Company or RIC to Derby International, DFS or Centum; (B) the issuance of notes or payment of cash or cash equivalent consideration to Derby International, DFS or Centum which are part of or directly related to the DFS Payment; (C) the transfer of shares of capital stock of the Company from Derby Holding B.V. to Derby International or DFS; (D) the transactions described in Section 8.10 herein; and (E) any breach of agreements or contracts not disclosed hereunder caused by the Recapitalization Transactions).

          (c) Except as disclosed in Exhibit 6.1(c), each of the Company and the Principal Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power to own, lease and operate its properties and to conduct the Business of such Subsidiary as now conducted.

          (d) Except as disclosed in Exhibit 6.1(d), neither the execution and delivery of this Agreement by the Sellers, nor the consummation of the transactions contemplated herein, will:

               (i) conflict with any court or administrative order or process or conflict with, result in a breach or violation or default or loss of any benefit under, or accelerate the performance required by, any agreement or commitment to which the Sellers, the Company or any Principal Subsidiary is a party or by which any of them (or any of their respective properties or assets) is bound or affected;

               (ii) conflict with or result in any violation or loss of benefit under any provision of the certificate of incorporation, bylaws or any other organizational or governing document of a Seller, the Company or any of the Principal Subsidiaries;

               (iii) result in the creation of, or give any party the right to create, any material lien, charge, encumbrance or other security interest upon the property and assets of the Company or any Principal Subsidiary;

               (iv) require any action by or in respect of, or filing with, any governmental body, agency or official other than the Merger Control Approvals and state and federal securities filings relating to the offer and sale of the Buyer Shares; and

               (v) contravene, or constitute a default under, any provision of applicable law, rule or regulation or any agreement, judgement, injunction, order, decree or other instrument binding upon it.

6.2       Books and Records.  All accounts, books, ledgers and other records of
          -----------------
the Principal Subsidiaries:

          (a) have been properly and accurately maintained and contain true and proper records of all matters required by law to be entered therein; and

          (b) report or reflect all matters which are required to be reflected in the books and records of the Business in order to prepare the Financial Statements in accordance with the Accounting Principles.

6.3       Financial Statements.
          --------------------

          (a) Each of the Financial Statements has been prepared in accordance with the requirements of all relevant statutes and in accordance with the Accounting Principles, are true and complete, correctly reflect and present a fair view of the assets and liabilities and fairly present the financial condition and operating results of Derby International or the relevant Principal Subsidiary and its subsidiaries on a consolidated basis for the years ended December 31, 1994, 1995 and 1996. The unaudited consolidated management accounts of Derby International as of September 28, 1997 (copies of which are attached hereto as Exhibit 6.3 and made a part hereof) have been prepared (without notes or schedules) in accordance with GAAP applicable to interim financial statements in the United Kingdom, subject to any changes resulting from normal year-end audit adjustments.

          (b) Adequate provision or reserve has been made in the respective Financial Statements for the liabilities of Derby International and each Principal Subsidiary, as the case may be, as of December 31, 1996.

6.4       Taxes, Social Security and Labor Insurance Matters.  The Sellers have
          --------------------------------------------------
delivered or made available to the Buyer correct and complete copies of all Tax Returns filed by the Principal Subsidiaries through the date of the Closing, together with examination reports, and statements of deficiencies assessed against, or agreed to by, any of the Principal Subsidiaries since December 31, 1994. Exhibit 6.4 includes a list of the current status of tax computations of the Principal Subsidiaries for years through 1996. Except as otherwise disclosed in Exhibit 6.4 attached to this Agreement and made a part hereof:

          (a) Each Principal Subsidiary has filed within the statutory periods (and extensions thereof) all Tax Returns, social security and insurance returns which were due to be filed up to the date hereof or has obtained or applied for extensions to file such returns in accordance with applicable law.

          (b) Each Principal Subsidiary has paid all Taxes and duties that were shown to be due on the Tax Returns, and has made all necessary and adequate provision for Taxes and administrative charges pertaining to the Business of such Principal Subsidiary, that have accrued before the date hereof but are not yet due.

          (c) Each Principal Subsidiary has withheld all required withholding Taxes or made the necessary provisions for the payment of all withholding Taxes and has paid or deposited all such withholdings as and when due.

          (d) There is no material dispute or claim concerning any Tax liability of any of the Principal Subsidiaries either: (i) claimed or raised by any Tax Authority in writing; or (ii) as to which any of the Sellers has knowledge based upon personal contact by a Seller with any agent of such Tax Authority. No audit or other investigation by a Tax Authority is presently being made or threatened with respect to any Principal Subsidiary.

          (e) None of the Subsidiaries has filed a consent under Code (S)341(f) concerning collapsible corporations.

          (f) None of the Subsidiaries has made any payments, or is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any "excess parachute" payments that will not be deductible under Code (S)280G.

          (g) There are no Liens other than Permitted Liens on any assets of the Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

          (h) Each of the Subsidiaries that is required to file a United States federal income tax return has disclosed on its United States federal income tax returns the relevant facts affecting the tax treatment of any item that could give rise to a substantial understatement of United States federal incomes taxes within the meaning of Code (S)6662 and for which there is or was not "substantial authority" for such treatment within the meaning of Code (S)6662.

          (i) To the knowledge of the Sellers, no claim has ever been made by a Taxing Authority in a jurisdiction where any of the Principal Subsidiaries does not file Tax Returns that such Subsidiary is or may be subject to taxation by such jurisdiction.

          (j) None of the Subsidiaries (i) has been a member of an affiliated group filing a consolidated United States federal income tax return (other than one of which one of the Sellers or the Company was the common parent), or (ii) has any liability for the Taxes of any Person under Reg. (S)1.1502-6 under Code
(S)1502 (or corresponding provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

          (k) None of the Principal Subsidiaries is a party to or bound by any tax allocation or tax sharing arrangement or has a current or potential contractual obligation to indemnify any other Person with respect to Taxes, excluding, however, any arrangements with or obligations with respect to other Principal Subsidiaries.

          (l) None of the Principal Subsidiaries has been a "United States Real Property Holding Corporation" as defined in Code (S)897.

          (m) None of the Subsidiaries will be required: (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period ending after the Closing Date, (ii) as a result of any closing agreement as described in Code (S)7121 (or any corresponding provision of state, local, or foreign income tax law) to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date or (iii) as a result of any deferred intercompany gain described in Treasury Regulation 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 under Code (S)1502 (or any corresponding provision of state, local, or foreign income tax law) to include any item of income in taxable income for any taxable period ending after the Closing Date.

          (n) None of the Subsidiaries which is not a Principal Subsidiary has any liability for Taxes not provided for in any financial statements delivered prior to the date hereof which liability would have a material adverse effect on the financial condition of the Principal Subsidiaries considered as a whole.

          (o) None of the Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (p) The tax equity baskets of Derby Holding (Deutschland) GmbH at December 31, 1993 and December 31, 1997 as represented to in the opinion of Arthur Andersen, Hamburg attached hereto as Exhibit 6.4A is correct (the "German Basket Representation") unless after the Closing the Company, any Subsidiary, Buyer or any Affiliate of Buyer takes or omits to take any action that causes such representation to be untrue.

6.5       Litigation and Claims.
          ---------------------

          (a) Except as otherwise disclosed in Exhibit 6.10 or Exhibit 6.5 attached to this Agreement and made a part hereof, none of the Sellers or the Subsidiaries is: (i) subject to any material outstanding injunction, judgment, order, decree, ruling, settlement or charge; or (ii) is a party or, to the knowledge of the Sellers, is threatened to be made a party to any material action, suit, proceeding, hearing, or investigation of, before any court or quasi-judicial or administrative agency or any federal, state, local or foreign jurisdiction or before any arbitrator.

          (b) No director of any Principal Subsidiary is currently subject to any judicial proceeding or has received notice of any threatened judicial proceeding related to his power or activity as a director of such Subsidiary.
To the best knowledge of the Sellers, no director of any Subsidiary other than a Principal Subsidiary is currently subject to any judicial proceeding or has received notice of any threatened judicial proceeding related to his power or activity as a director of such Subsidiary.

6.6       Title to Assets.
          ---------------

          (a)  Real Estate.
               -----------

               (i) Attached as Exhibit 6.6(a) is a list of each parcel of real property owned by the Sellers and used in the conduct of the Business of the Subsidiaries or owned by any Subsidiary (collectively, the "Owned Property"). Copies of the legal descriptions of the Owned Properties have been previously delivered by the Sellers to the Buyer.

               (ii) Attached as Exhibit 6.6(a) is a list of all leases, sub leases and other occupancy agreements to which any Subsidiary is a party (the "Leases"). Copies of the Leases, including all amendments, extensions and modifications thereto, have been delivered to the Buyer by the Sellers (the premises demised by such leases, subleases and occupancy agreements are hereinafter referred to collectively as the "Leased Property"; the "Owned Property" and the "Leased Property" are collectively referred to as the "Real Estate").

               (iii) The Real Estate constitutes all of the real property which the Sellers or any Subsidiary currently own, lease, occupy or have the right to occupy in connection with the Business. All permits, licenses and other approvals required to be obtained by the Subsidiaries to occupy and use the Real Estate as currently used and occupied have been obtained, are in full force and effect, and have not been violated in any material respect.

               (iv) Other than the Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Owned Property or to occupy or use any of the Leased Property during the term of any lease for such Leased Property, except as disclosed in Exhibit 6.6(a).

               (v) Except as otherwise disclosed in Exhibit 6.6(a), neither the Sellers nor any Subsidiary has received notice that any permit, license and other approval required to be obtained by any Subsidiary to occupy and use the Real Estate as currently used and occupied has not been obtained or is not in full force and effect.

               (vi) Except as otherwise disclosed in Exhibit 6.6(a), none of the Subsidiaries has received any notice that it is in violation of any permit, license, approval, covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Estate, which violation remains outstanding, and neither the Sellers nor any of the Subsidiaries has any knowledge of any such violation which would have a material adverse effect on the value, occupancy or use by the Subsidiaries of the relevant Real Estate.

               (vii) Except as otherwise disclosed in Exhibit 6.6(a), there is no pending, or to the knowledge of the Sellers, any threatened condemnation proceeding, or material lawsuit or administrative action affecting the ability of the Subsidiaries to occupy and use the Real Estate.

               (viii) Except as described in the title documents, valuations listed in Exhibit 6.6(a) or as otherwise disclosed in Exhibit 6.6(a), all of the Real Estate is in operating condition and repair reasonably adequate for use in the conduct of the Business. Except as described in the title documents and valuations previously provided to the Buyer or as otherwise disclosed in Exhibit 6.6(a), no improvements, buildings or facilities located on the Real Estate and no accessways thereto encroach on land not included in the Real Estate and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Estate. Except as described in the valuations listed in Exhibit 6.6(a) or as otherwise disclosed in Exhibit 6.6(a) or Exhibit 6.7, none of the Sellers nor any of the Subsidiaries has received any notice of violation of any zoning, fire, building, environmental and administrative regulations to the extent relevant for such use.

               (ix) Except as disclosed in Exhibit 6.6(a), the Sellers or the relevant Subsidiaries have good and marketable title to the Owned Property, free and clear of all Liens, except for the Real Estate Permitted Liens. With respect to the Leased Property, except as disclosed in Exhibit 6.6(a): (A) the Subsidiaries have a good and valid leasehold interest in and to all of the Leased Property, free and clear of all Liens, except for the Real Estate Permitted Liens; (B) each Lease is in full force and effect and is enforceable in accordance with its terms and none of the Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease; (C) there exists no material default by any Subsidiary, or condition which, with the giving of notice, the passage of time, or both, could become a material default by any Subsidiary under any such lease or, to the knowledge of the Sellers or the Subsidiaries, by any other party to such lease; and (D) except as otherwise disclosed in Exhibit 6.6(a), the execution of this Agreement or the consummation of the transactions contemplated hereby shall not give rise to a material default or requirement for consent under any such lease agreement for Leased Property.

               (x) As of the Closing Date, all of the Real Estate shall be in substantially the same condition and repair as on the date of this Agreement, damage by casualty (if and to the extent covered by insurance) and reasonable wear and tear excepted.

Except as expressly set forth in this Section 6.6(a), neither the Sellers nor any Subsidiary makes any representation or warranty concerning the condition of the Real Property or its fitness for any particular purpose. The Sellers further disclaim any implied warranties of condition or fitness for use, and the Buyers acknowledge and accept such disclaimer.

          (b)  Inventory.  Except for the items of inventory reserved against in
               ---------
the Financial Statements, all inventories included in the Business are current and within the qualitative standards of the Subsidiaries and capable of being sold or used in the ordinary course of business.

          (c)  Assets. The Principal Subsidiaries have good and marketable title
               ------
to, or a valid leasehold interest in or right to use, the material properties and material assets used in the Business, free from all Liens other than Permitted Liens. The Principal Subsidiaries' material tangible assets required for the conduct of the Business are in good operating condition and are fit for use in the ordinary course of business of the Principal Subsidiaries as presently conducted. Except as disclosed on Exhibit 6.6(c) attached hereto and made a part of this Agreement, the Principal Subsidiaries own, or have the right to use, or at the Closing will own or have the right to use, all material assets, rights and privileges necessary for the conduct of the Business. Except as disclosed in Exhibit 6.6(c), none of the Sellers or any of their Affiliates other than the Subsidiaries owns, leases or otherwise holds any of the assets, rights or privileges necessary for or historically used in the conduct of the business carried on by the Subsidiaries, which consists primarily of designing, manufacturing, distributing and selling bicycles, bicycle components and accessories.

          (d)  Intangibles.
               -----------

               (i) Exhibit 6.6(d) attached to this Agreement and made a part hereof sets forth a complete and accurate list of: (A) patented or registered Intellectual Property of the Subsidiaries and pending applications by the Subsidiaries for the patenting or registration of Intellectual Property; and (B) licenses or similar agreements covering Intellectual Property to which the Company or any Subsidiary is a party, either as licensee or licensor, which are material to the operation of the Business as presently conducted, but excluding any licenses solely between or among Subsidiaries ("Company Intellectual Property").

               (ii) Except as described in Exhibit 6.6(d) attached hereto, to the best knowledge of the Sellers, the Company Intellectual Property does not violate, misappropriate, interfere with or infringe upon any proprietary or other rights of any third party, and there are no claims by any third party pending or threatened in respect of the Company Intellectual Property.

               (iii) Except as noted in Exhibit 6.6(d), each registered trademark, patent and copyright has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or other appropriate governmental entities, domestic or foreign.

               (iv) Except as disclosed in Exhibit 6.5 or 6.6(d), each trademark registration, copyright registration and patent constituting the Company Intellectual Property remains in full force and effect, and each Subsidiary has taken all necessary action to maintain and protect all of the Company Intellectual Property.

               (v)    To the knowledge of the Sellers, except as described in
Exhibit 6.6(d), no third party has interfered with, infringed upon, misappropriated, or otherwise violated any Company Intellectual Property rights.

               (vi) Except as described in Exhibit 6.6(d), to the knowledge of the Sellers, no third party has contested the validity, enforceability, use or ownership of any Company Intellectual Property.

               (vii) Except as described in Exhibit 6.6(d), none of the Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of any other Person, and no claim is pending or threatened to the effect that the conduct by any Subsidiary conflicts with or infringes in any way upon the Intellectual Property of any other Person, which infringement, violation or claim would result in a material adverse effect on such Subsidiary.

               (viii) Except as disclosed in Exhibit 6.6(d) or in Exhibit 6.11, neither the Sellers nor any of the Subsidiaries has granted any license, franchise or permit to any Person to use any of the Company Intellectual Property.

               (ix) Except as disclosed in Exhibit 6.6(d) or in Exhibit 6.11, immediately subsequent to the Closing, the Company Intellectual Property will be owned or available for use by the Subsidiaries on terms and conditions substantially similar to those under which such Subsidiaries owned or used such Intellectual Property immediately prior to the Closing.

6.7       Authorizations, Permits, Compliance with Environmental Law.
          ----------------------------------------------------------

          (a) Except as described in Exhibit 6.7 or in the Environmental Assessment Reports, each Principal Subsidiary has operated and is operating in compliance with Environmental Law, except for such noncompliance which would not have a material adverse effect on the financial condition of the Principal Subsidiaries, considered as a whole.

          (b) Except as described in Exhibit 6.7 or in the Environmental Assessment Reports, each of the Principal Subsidiaries has obtained all material environmental permits and authorizations required under Environmental Law as necessary for the operation of its business. Except as described in Exhibit 6.7 or in the Environmental Assessment Reports, (i) all material permits and authorizations issued pursuant to Environmental Law are valid and are in full force and effect; (ii) neither the Sellers nor any Principal Subsidiary has received any notice of any material default under such permit or authorization; and (iii) there are no outstanding notices or claims against any of the Principal Subsidiaries for damages, penalties, or other obligations or liabilities regarding any actual or alleged material violation of any Environmental Law.

          (c) Except as described in Exhibit 6.7 or in the Environmental Assessment Reports, none of the Principal Subsidiaries has received any written notice, report or other information within the past five years regarding any actual or alleged material violation of, or any material liabilities or potential liabilities arising thereunder, any Environmental Law (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligation, relating to any of them or its facilities arising under any Environmental Law.

          (d) Except as described in Exhibit 6.7 or in the Environmental Assessment Reports, none of the following exists at any property or facility on the Real Estate which is in material violation of Environmental Law, and any of which have a material adverse effect on the financial condition of the Principal
Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing material in any damaged form or condition, (iii) landfills, surface impoundments, or disposal areas, or (iv) materials or equipment containing polychlorinated biphenyls.

          (e) Except as noted in Exhibit 6.7 or in the Environmental Assessment Reports, none of the Principal Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees pursuant to any Environmental Law, which would also have a material adverse effect on the financial condition of the Principal Subsidiaries, considered as a whole.

          (f) Except as described in Exhibit 6.7 or in the Environmental Assessment Reports, none of the Principal Subsidiaries or the Subsidiaries has, either expressly or by operation of law, assumed, undertaken, or otherwise become subject to any material liability of any other Person relating to Environmental Law, including without limitation any obligation for corrective or remedial actions.

          (g) Except as described in Exhibit 6.7 or in the Environmental Assessment Reports, no facts, events or conditions relating to the past or present facilities, properties or operations of the Principal Subsidiaries (or of the Subsidiaries) will prevent, hinder, or limit continued material compliance with Environmental Laws as in effect at present, give rise to any material investigatory, remedial or corrective obligations as a result of a violation of Environmental Law as in effect at present, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to any violation of Environmental Law as in effect at present, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage which would have a material adverse effect on the financial condition of the Principal Subsidiaries, considered as a whole.

          (h) This Section 6.7 contains the sole and exclusive representations and warranties of the Seller with respect to Environmental Law, including without limitation any representation or warranty arising out of Environmental Law or other matters arising out of any environmental, health and safety matters.

6.7A.     Authorizations, Permits, Compliance with Laws.
          ---------------------------------------------

          (a) Except as otherwise disclosed in Exhibit 6.7A attached to this Agreement and made a part hereof, each Principal Subsidiary currently operates in all material respects in compliance with the laws and regulations from time to time in force in the countries where such Principal Subsidiary is incorporated and/or operates or conducts the Business. Except as otherwise disclosed in Exhibit 6.7A, each Subsidiary other than the Principal Subsidiaries currently operates in all material respects in compliance with the laws and regulations from time to time in force in the countries where such Subsidiary is incorporated and/or operates or conducts business, and no failure of such Subsidiary to comply with such laws and regulations would have a material adverse effect on the financial condition of the Principal Subsidiaries, considered as a whole.

          (b) Except as otherwise disclosed in Exhibit 6.7A, each Principal Subsidiary currently owns or validly holds all material licenses, permits or authorizations (other than licenses, permits or authorizations under Environmental Law addressed in Section 6.7(b) above) required to conduct the Business as currently conducted (the "Licenses"). All of the Licenses are valid, binding and in full force and effect. Except as otherwise disclosed in
Exhibit 6.7A, none of the Principal Subsidiaries is in material default under any of the Licenses and, to the knowledge of the Sellers, no failure of a Subsidiary to hold or default by a Subsidiary with respect to any License would have a material adverse effect on the financial condition of the Business.

6.8       No Infringement.  No agreement, practice or arrangement carried on by
          ---------------
any Subsidiary, or to which any Subsidiary is a party, infringes any competition, any restrictive trade practice or any antitrust legislation applicable in the Grand Duchy of Luxembourg or the jurisdiction of incorporation or location or market in which any portion of the Business is conducted by such Subsidiary. None of the Subsidiaries has given any assurance or undertaking to the competition authorities in Germany, the Netherlands, the United States of America or the United Kingdom or to the Commission of the European Union or is subject to any act, decision, regulation, order, settlement or other instrument made by any of them relating to any matter referred to in this Section 6.8.

6.9       No Prejudicial Effect.  The consummation of the transactions
          ---------------------
contemplated by this Agreement, including the transfer of the Principal Subsidiaries Shares by the Sellers to the Company in compliance with the terms of this Agreement, will not cause any Principal Subsidiary to lose the benefit of any material right or privilege it enjoys at present, except as disclosed in
Exhibit 6.9 attached hereto and made a part hereof.

6.10      Insurance.  Exhibit 6.10 attached to this Agreement and made a part
          ---------
hereof contains a list of all insurance policies which are material or necessary to the conduct of the Business. Exhibit 6.10 contains the most recent insurance claims histories prepared by the Subsidiaries' regular insurance brokers.
Except as described in Exhibit 6.5 or Exhibit 6.10, with respect to each such insurance policy: (i) the policy is in full force and effect; (ii) neither the Principal Subsidiaries nor, to the knowledge of the Sellers, any other party to the policy, is in material breach or default (including, with respect thereto, the payment of premiums or the giving of notices); (iii) no pending claim made by any Subsidiary is being disputed by the Subsidiaries' insurers; and (iv) no event has occurred which, with notice or lapse of time, would constitute a material breach or default on the part of any Subsidiary or, to the knowledge of the Sellers, on the part of any other party, or would permit termination, modification or acceleration under such policy by the insurer.

6.11      Agreements.      Except as disclosed in Exhibit 6.6(a), Exhibit 6.6(d)
          ----------
or Exhibit 6.11 (including Exhibit 6.11(v)) or as contemplated in this Agreement, no Subsidiary has entered into or undertaken (whether orally or in writing) any agreement, transaction, obligation, commitment, arrangement or liability which has not been fully performed by the relevant Subsidiary and has not been terminated (excluding, however, agreements or commitments for the purchase of raw materials which have terms of less than six (6) months and agreements or arrangements solely with other Subsidiaries) and:

          (a) is a lease or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payments whereby such Subsidiary is required to pay amounts exceeding two hundred fifty thousand United States dollars ($250,000) in the aggregate in any calendar year;

          (b) requires payment of any commission or royalty;

          (c) is one of the following types of contracts or agreements:

              (i) contracts or commitments for capital expenditures or acquisitions in excess of two hundred fifty thousand United States dollars ($250,000) per project;

              (ii) distribution, dealer or sales agency agreements involving payments to parties other than Affiliates in excess of two hundred fifty thousand United States dollars ($250,000) per year;

              (iii)  guarantees of third-party obligations;

              (iv) agreements (including non-compete agreements) which restrict the kinds of businesses in which any of the Subsidiaries may engage or the geographical areas in which any of them may conduct their business;

              (v) indentures, mortgages, loan agreements or other agreements relating to Indebtedness for borrowed money, the granting of Liens or lines of credit;

              (vi)   collective bargaining agreements;

              (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) with third parties relating to any of the Company Intellectual Property;

              (viii) joint venture agreements, partnership agreements or similar agreements with any party which is not a Subsidiary;

              (ix) stock purchase agreements, asset purchase agreements or other acquisitions or divestiture agreements entered into after January 1, 1992 involving the acquisition or disposition of assets having a market value in excess of one hundred thousand United States dollars ($100,000);

          (x) employment, consulting or management agreements requiring the payment of annual compensation in excess of one hundred fifty thousand United States dollars ($150,000);

          (xi) agreements or other arrangements with any director, officer, employee or shareholder of any of the Subsidiaries other than as disclosed in subsection (x) above which involve annual payment in excess of one hundred fifty thousand United States dollars ($150,000);

          (xii) any agreement or contract which is not of the foregoing type and is material to any of the Principal Subsidiaries or involves consideration in excess of five hundred thousand United States dollars ($500,000); and

          (xiii) brokerage or finder's agreements.

All items collectively in Exhibit 6.11 are referred to as "Contracts". True and correct copies of all written Contracts have been delivered or made available to Buyer. Except as disclosed in Exhibit 6.11: (a) all Contracts are valid and subsisting and binding and enforceable obligations of the Subsidiary party thereto; and (b) no material breach or default thereunder by the Subsidiaries party thereto, or to the knowledge of the Sellers, by any other party thereto, has occurred and is continuing uncured.

6.12      Accounts Receivable.  All accounts receivable of the Business
          -------------------
reflected in the Financial Statements represent sales actually made and commercial transactions carried out in the ordinary course of the Business.

6.13      Absence of Certain Transactions.  Except as necessary to effect the
          -------------------------------
Recapitalization Transactions or as set forth on Exhibit 6.13 and Exhibit 8.3, since December 31, 1996:

          (a) each Subsidiary has carried on its business in the usual and ordinary course consistent with past practice;

          (b)  none of the Subsidiaries has:

               (i) declared or paid dividends or made any other distribution with respect to its capital stock (other than to a Subsidiary);

          (ii) redeemed, purchased, canceled or otherwise acquired, directly or indirectly, any outstanding shares of its capital stock (other than from a Subsidiary);

          (iii) issued additional stock (other than exercise or conversion of outstanding options, warrants, or convertible securities), warrants, options or any other similar rights to acquire capital stock (other than to a Subsidiary);

          (iv) made (or committed to make) any payments or transfer of assets or rights to or for the benefit of a Seller or any Affiliate of a Seller (other than the Subsidiaries); or

          (v) engaged in any transaction with a Seller or any Affiliate of a Seller for the purpose of effecting a payment or distribution of the type described in clauses (i) through (iv) above to such Seller or Affiliate.

     (c)  none of the Subsidiaries has filed a voluntary petition in bankruptcy;

     (d) none of the Subsidiaries has incurred any Indebtedness; made any material loans, advances or capital contributions to, or investments in, any other Person (other than to or in a Subsidiary); pledged or otherwise encumbered shares of its capital stock, mortgaged or pledged any of its property, or created any Liens with respect to such property (other than Permitted Liens) (other than to a Subsidiary); or entered into or modified any material contract, agreement, lease, license, commitment or arrangement with a third party (other than to a Subsidiary) with respect to the foregoing, except in the ordinary course of business consistent with past practice;

     (e) none of the Principal Subsidiaries has granted any increase in compensation to any salaried employees or paid any bonus, except for increases in salary or wages in the ordinary course of business consistent with past practice;

     (f) other than provisions of services or sales in the ordinary course of business and consistent with past practice or involving only one or more Subsidiaries, none of the Principal Subsidiaries has: (i) sold, leased, licensed, transferred or otherwise disposed of any assets or property having a book or market value, individually, in excess of two hundred fifty thousand United States dollars ($250,000), or in the aggregate in excess of one million United States dollars ($1,000,000); or (ii) entered into, or consented to the entering into of, any agreement granting a preferential right to sell, lease, license, or otherwise dispose of any of such assets;

     (g)  none of the Subsidiaries has:

               (i)   entered into any new line of business;

               (ii) changed its investment, liability management or other material policies in any material respect;

               (iii) incurred or committed to incur any capital expenditures, obligations or liabilities that individually exceed two hundred and fifty thousand United States dollars ($250,000), or in the aggregate are in excess of one million United States dollars ($1,000,000) (other than with one or more Subsidiaries);

               (iv) acquired or agreed to acquire by merging or consolidating with, or acquired or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person (other than with one or more Subsidiaries); or

               (v) otherwise acquired or agreed to acquire any other assets or made any lease or license commitments for a total individual consideration in excess of two hundred and fifty thousand United States dollars ($250,000), or in aggregate in excess of one million United States dollars ($1,000,000) (other than with one or more Subsidiaries);

          (h) none of the Subsidiaries has granted any license or sublicense of any material rights with respect to any of its Company Intellectual Property to any Person other than a Subsidiary;

          (i) there has been no change made or authorized in the charter, bylaws or other constituting documents of any of the Principal Subsidiaries;

          (j) none of the Principal Subsidiaries has suffered any event that is material and adverse to such Principal Subsidiary;

          (k) no Subsidiary which is not a Principal Subsidiary has suffered any event that is material and adverse to the Principal Subsidiaries' financial condition considered as a whole;

          (l) each Principal Subsidiary has made all reasonable efforts consistent with past practices to keep their respective businesses and properties substantially intact and to preserve existing relationships with customers, suppliers, lessors, licensors, employees and others with whom such Principal Subsidiaries deal;

          (m) no Subsidiary has settled or compromised any legal proceeding, action, suit, arbitration or other controversy which, after insurance reimbursement, is material individually or in the aggregate to the Subsidiaries; and

          (n) no Subsidiary has authorized or entered into an agreement, whether in writing or otherwise, to do any of the foregoing.

6.14.     Undisclosed Liabilities.  None of the Subsidiaries has any material
          -----------------------
liability (whether known, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) except
(i) as otherwise described in Exhibit 6.3, Exhibit 6.7, Exhibit 6.11, Exhibit 6.13, Exhibit 6.14, Exhibit 6.15 or (ii) as described on the face of the Financial Statements or quantified in the notes to the Financial Statements or
(iii) liabilities owed to another Subsidiary or (iv) liabilities which have arisen after December 31, 1996, in the ordinary course of business and consistent with past practice.

6.15.     Employee Plans.
          --------------

          (a) Exhibit 6.15 lists each of the following plans which currently is sponsored, maintained or contributed to by (or required to be contributed to by) the Company or any Principal Subsidiary for the benefit of any current or former employee, director or other personnel: (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA; and (ii) any other stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, vacation, medical or dental policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, policy and arrangement being herein referred to as an "Employee Plan").

          (b) With respect to each Employee Plan, except for any multi-employer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan") and except as set forth on Exhibit 6.15, the Sellers have made available to the Buyer true and complete copies of each current plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan (including, without limitation, any related trust agreement, insurance company contract, most recent IRS determination letter, and the prior year's IRS Form 5500) or, if there are no such written materials, a summary description of the Employee Plan.

          (c) With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section

4975(c) of the Code and with respect to which a prohibited transaction exception has not been granted and is not currently in effect.

          (d) Exhibit 6.15 identifies each funded Employee Plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan within the meaning of Section 3(37) of ERISA). With respect to each such funded Employee Plan that is intended to be qualified under
Section 401(a) of the Code: (i) the Employee Plan is a qualified plan under
Section 401(a) of the Code, and its related trust is exempt from federal income taxation under Section 501(a) of the Code; (ii) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code; (iii) no such Employee Plan is covered by Section 412 of the Code; and (iv) no such Employee Plan is covered by Title IV of ERISA. With respect to all funded Employee Plans, the assets held in each such plan exceed the benefits accrued under such plan determined as of the Closing Date based on assumptions used in the most recent actuarial valuation of such plan. The Company has not ceased operations at a facility so as to become subject to the provisions of Section 4062(c) of ERISA, or withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, withdrawn as a sponsor of a Multiemployer Plan, or ceased making contributions on or before the Closing Date to any Employee Plan which is a pension plan subject to Section 4064(a) of ERISA.

          (e) Except as set forth on Exhibit 6.15, the consummation of the transactions contemplated by this Agreement will not entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan.

          (f) Except as set forth on Exhibit 6.15 hereto, (i) each Employee Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and in compliance with ERISA and the Code; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Employee Plan, and the Sellers are not aware of any facts or circumstances that would materially change the funded status of any such Employee Plan; and (iii) no Principal Subsidiary has incurred any liability under Title IV of ERISA. Each funded Employee Plan located outside of the United States satisfies all applicable requirements that govern the funding of such plan and such assets held under such plan exceed the benefits accrued under such plan determined as of the Closing Date based on assumptions used in the most recent actuarial valuation of such plan.

          (g) Except as set forth on Exhibit 6.15 hereto, (i) each Principal Subsidiary which is subject to COBRA has complied with the health care continuation requirements of COBRA; and (ii) no Principal Subsidiary has any obligation under any Employee Plan or otherwise to provide health or life insurance benefits to former employees of any Principal Subsidiary or any other Person, except as specifically required by COBRA.

          (h) Except as set forth on Exhibit 6.15 hereto, (i) no Employee Plan subject to Title IV of ERISA which is a Multiemployer Plan has been terminated since September 2, 1974; (ii) no proceeding has been initiated to terminate any such Multiemployer Plan and there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) since September 2, 1974 with respect to any such Multiemployer Plan; (iii) no such Multiemployer Plan is in reorganization as described in Section 4241 of ERISA and no such Multiemployer Plan is insolvent as described in Section 4245 of ERISA; (iv) no Principal Subsidiary has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Multiemployer Plan, no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (v) no Principal Subsidiary is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA.

          (i) No Principal Subsidiary has any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) not listed on
Exhibit 6.15 solely by reason of being treated as a single employer under
Section 414 of the Code with any trade, business or entity other than the Subsidiaries.

          (j) Except as set forth on Schedule 6.15 hereto, no Principal Subsidiary contributes to, maintains or sponsors or has any liability with respect to any Employee Plan or other employee benefit plan, agreement or arrangement applicable to employees located outside the United States (the "Foreign Plans").

          (k) All contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments which are due have been paid to each Employee Plan (including each Foreign Plan) and all contributions, premiums or other payments for any period ending on or before the date of this Agreement which are not yet due have been paid to each Employee Plan or properly accrued.

          (l) No Subsidiary which is not a Principal Subsidiary has any liability with respect to any Employee Plan, which liability would have an material adverse effect on the financial condition of the Principal Subsidiaries considered as a whole.

6.16.     Employees.  Except as disclosed in Exhibit 6.16 attached hereto and
          ---------
made a part hereof, to the knowledge of any of the Sellers, no executive, key employee, or significant group of employees plans to terminate employment with any of the Principal Subsidiaries within the next twelve (12) months. Except as disclosed in Exhibit 6.16, none of the Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of the Subsidiaries experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining disputes within the last five years. Except as disclosed in Exhibit 6.16, none of the Principal Subsidiaries has committed any material unfair labor practice. Except as disclosed in Exhibit 6.16, none of the Subsidiaries which are not Principal Subsidiaries has committed any unfair labor practice which practice would result in a material adverse effect on the financial condition of the Subsidiaries taken as a whole. None of the Sellers has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Subsidiaries. No Subsidiary subject to the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), has implemented any plant closing or mass layoff of employees as those terms are defined in WARN or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before the Closing without advance notification to Buyer.

6.17.     Affiliated Transactions.  Except for:
          -----------------------

          (a)  those agreements or transactions listed in Exhibit 6.11, Exhibit
6.13 and Exhibit 6.17 attached hereto and made a part hereof, or as otherwise expressly contemplated by this Agreement;

          (b) fees paid to directors not exceeding fifty thousand United States dollars ($50,000) per annum;

          (c) salaries paid to officers over one hundred fifty thousand United States dollars ($150,000) and disclosed pursuant to Section 6.11 above; and

          (d) transactions not exceeding fifty thousand United States dollars ($50,000) or set of related transactions not exceeding one hundred and fifty thousand United States dollars ($150,000) in the aggregate;

since January 1, 1993, no Subsidiary has: (x) paid, loaned or advanced to any of the officers, directors, stockholders or Affiliates of any of the Principal Subsidiaries or either of the Sellers any amount of which an amount remains outstanding; (y) sold, transferred or leased to or from any of the officers, directors, stockholders or Affiliates of any of the Principal Subsidiaries or either of the Sellers any properties or assets; or (z) entered into or continued any agreement, arrangement or understanding (written or otherwise) with any of the officers, directors, stockholders or Affiliates of any of the Principal Subsidiaries or either of the Sellers.

6.18.     Cross-References.  The Sellers have disclosed information and
          ----------------
agreements in exhibits attached to this Agreement which have been included as a disclosure against the representation and warranty that most closely describes the information or agreement (the "Primary Representation"). Such information and agreements shall also be deemed to be disclosed with respect to representations and warranties other than the Primary Representation where it is reasonably apparent from the face of the agreement or nature of the disclosure provided that such disclosure may reasonably be deemed to be disclosed against such other representations and warranties, regardless of whether specific cross-references to such other representations and warranties are made.

7.        REPRESENTATIONS AND WARRANTIES OF THE BUYER
          -------------------------------------------

          Each of LLC and Perseus hereby represents and warrants (but only with respect to itself) that the statements contained in this Section 7 are true and correct as of the date of this Agreement and shall be true and correct at the time of the Closing;

          (a) each of LLC and Perseus is a limited liability company duly organized and validly existing under the laws of Delaware, with the requisite power and authority to own and lease its properties and conduct its business as now conducted;

          (b) the execution and delivery of this Agreement by Perseus and LLC, and the consummation by each of the transactions contemplated herein, have been duly authorized by all necessary corporate action on the part of Perseus and LLC, respectively;

          (c) this Agreement has been executed and delivered by the legal representatives of LLC and Perseus, and this Agreement constitutes the legal, valid and binding obligations of LLC and Perseus, enforceable against each of them in accordance with its terms and conditions;

          (d) there are no restrictions in any agreement or instrument to which LLC or Perseus is a party or by which LLC or Perseus is bound or in any applicable law and regulation which would prevent LLC or Perseus from purchasing the Buyer Shares to be purchased by it hereunder or consummating the transactions contemplated in this Agreement, and, other than Merger Control Approvals, the execution or consummation of the transactions contemplated in this Agreement, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgement, injunction, order, decree or other instrument binding upon Perseus or LLC;

          (e)  each of LLC and Perseus:

               (i) is acquiring the Buyer Shares being purchased by it hereunder for its own account for investment purposes only and not with a view to the re-sale, distribution or transfer thereof within the meaning of the Securities Act;

               (ii) acknowledges that the offering and sale of the Buyer Shares is intended to be exempt from registration under the United States Securities Act of 1933, as amended (the "Securities Act");

               (iii) is an "accredited investor" as defined in Regulation D under the Securities Act,

               (iv) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of purchasing the Buyer Shares;

               (v) is able to bear the economic risk of such investment, including the complete loss of the funds invested in the Buyer Shares;

               (vi)   meets all suitability standards imposed by applicable law;

               (vii) has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of an investment in the Buyer Shares for the its particular tax and financial situation and has determined that the Buyer Shares being subscribed for by the Buyer are a suitable investment for the Buyer; and

               (viii) is not purchasing the Buyer Shares with funds that constitute, directly or indirectly, the assets of an employee benefit plan subject to Title I of the United States Employee Retirement Income Security Act of 1974 ("ERISA") or Section 4975 of the United States Internal Revenue Code of 1986, as amended (the "Code").

          (f)  Financing. The Buyer has received and has furnished to the
               ---------
Sellers a copy of (i) a commitment letter with respect to the Senior Credit Facility and (ii) "highly confident" letters with respect to the Bond Financing, true and correct copies of which are attached hereto as Exhibit 5.5A and made a part hereof, each of which (other than those delivered by Derby International as to which the Buyer makes no representation) is (A) valid, binding and enforceable against the Buyer in accordance with their terms and (B) to the knowledge of the Buyer, valid, binding and enforceable against the other parties thereto in accordance with their terms.

          (g)  Adequate Equity.  Each of LLC and Perseus has equity or equity
               ---------------
commitments in amounts sufficient to consummate the transactions contemplated in this Agreement and to meet the obligations of LLC and Perseus, respectively, arising out of this Agreement and the agreements (to which it is a party) to be entered into pursuant to this Agreement.

8.        CONDUCT OF BUSINESS UP TO CLOSING
          ---------------------------------

8.1.      Access.  From the date of this Agreement until the Closing, the
          ------
Sellers shall and shall cause the Subsidiaries to provide to representatives of the Buyer upon request full and complete information on the current operating performance, financial condition and business prospects of the Business, as well as the Subsidiaries' projected, actual and budgeted, as applicable, operating and financial performance for calendar years 1997 and 1998, and access to all such documents and financial records (certified to be true copies, if requested) with respect to the affairs of the Subsidiaries as the Buyer may reasonably request. From the date of this Agreement until the Closing, the Buyer shall have reasonable access to the management, and the premises, properties, books, contracts, commitments, records and accountants pertaining to each of the Subsidiaries at mutually acceptable times and places, subject to restrictions required by any confidentiality agreements by which the Subsidiaries may be bound.

8.2.      Management Responsibility. Notwithstanding anything contained in this
          -------------------------
Agreement, the sole responsibility for management, control and operation of the Subsidiaries until the Closing shall remain with the board of directors and executive officers of the Sellers and the Subsidiaries, subject only to the terms and conditions of this Agreement.

8.3.      Restrictions on Actions before Closing.  Except as may be required to
          --------------------------------------
effect the transactions contemplated by this Agreement, from the date hereof until the Closing or as requested by or with the consent of LLC or as disclosed in Exhibit 8.3 attached hereto and made a part of this Agreement, the Sellers shall not permit any of the Subsidiaries to:

          (a) sell, transfer, dispose of or encumber, or negotiate or grant any options or other rights to purchase, its Shares or any of the Subsidiaries' material assets;

          (b) sell, transfer, lease, dispose of or encumber in any way any material part of the assets, business, Company Intellectual Property, customer lists or goodwill of the Subsidiaries (other than the sale of inventory or of equipment in the ordinary course of business consistent with past practice), except with prior agreement by LLC;

          (c) incur any Indebtedness for borrowed money without prior agreement by LLC, except as required to effect the Recapitalization Transactions contemplated in this Agreement, or under existing bank facilities to finance budgeted working capital needs (including budgeted capital expenditures);

          (d) acquire any material assets or incur any material liabilities or capital commitments without prior agreement by LLC;

          (e) terminate any existing distribution arrangements or agreements, or enter into any new arrangements or agreements for the sale, licensing or distribution of the main products of the Subsidiaries, which arrangements or agreements are material to the Business considered as a whole, without prior agreement by LLC;

          (f) change or commit to change any significant terms of employment of any management executives, directors or officers or any employee whose current salary exceeds one hundred and fifty thousand United States dollars ($150,000) per year of the Subsidiaries or negotiate any changes to their terms of employment without prior agreement by LLC, which shall not be unreasonably withheld;

          (g) amend its certificate of incorporation, by-laws or other governing document or agreement;

          (h) issue or sell (or agree to issue or sell) any shares of its capital stock of any class or series, or any options, warrants, conversion or other rights to purchase any such shares of any securities convertible into or exchangeable for such shares (other than upon the exercise or conversion of options, warrants, or convertible securities outstanding on the date hereof), or grant or agree to grant, any such options to modify or alter the terms of any of the above;

          (i)  discharge or satisfy any material Lien (other than a Permitted
Lien) or pay or satisfy any material obligation or liability other than existing revolving bank facilities, except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency, or other similar laws;

          (j) split, combine or reclassify its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (in cash or otherwise);

          (k) prepay any principal or accrued interest in respect of any Indebtedness for borrowed money; or

          (l) make (or commit to make) any payment or transfer of rights or assets (including cash or evidences of indebtedness) to or on behalf of a Seller or any Affiliate of a Seller (other than the Subsidiaries).

8.4.      Consents and Approvals.  The Sellers shall, and shall cause each of
          ----------------------
the Principal Subsidiaries to, give any notices to third parties, and the Sellers shall, and shall cause each of the Principal Subsidiaries to, use their respective commercially reasonable best efforts to, obtain any third party consents that LLC or Perseus may reasonably request in connection with the satisfaction of the condition set forth in Section 4.2. Each of Perseus and LLC shall, and shall cause its respective Affiliates to, give any notices to third parties, and each of Perseus and LLC shall, and shall cause its respective Affiliates to, use their respective commercially reasonable best efforts to, obtain any third party consents that Sellers may reasonably request in connection with the satisfaction of the condition set forth in Section 5.2.

8.5.      Supplemental Disclosure.
          -----------------------

          (a) From time to time during the period from the date of this Agreement until the Closing, upon becoming aware of any such matter, condition or occurrence, the Sellers will promptly disclose to LLC and Perseus: (i) any material development affecting the ability of the Sellers to consummate the transactions contemplated by this Agreement, (ii) any matter, condition, occurrence or knowledge which, if existing or occurring at the date of this Agreement, would have been required to be excepted from any representation or warranty of the Sellers contained herein in order for such representation or warranty to be true and correct on the date hereof or otherwise set forth or described in an Exhibit hereto, (iii) any breach of any covenant or agreement of the Sellers contained in this Agreement of which either of the Sellers has knowledge, and (iv) any material transaction entered into or consummated by any Subsidiary. No disclosure pursuant to this Subsection 8.5(a), however, shall be deemed to amend or supplement this Agreement (including the Exhibits hereto) or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (b)(i) From time to time during the period from the date of this Agreement until the Closing, upon becoming aware of any such matter, condition or occurrence, each of Perseus and LLC will promptly disclose (with respect to itself) to the Sellers: (A) any material development affecting the ability of Perseus or LLC, as the case may be, to consummate the transactions contemplated by this Agreement, (B) any matter, condition, occurrence or knowledge which, if existing or occurring at the date of this Agreement, would have been required to be excepted from any representation or warranty of Perseus or LLC, as the case may be, contained herein in order for such representation or warranty to be true and correct on the date hereof, and (C) any breach of any covenant or agreement of

Perseus or LLC, as the case may be, contained in this Agreement of which Perseus or LLC, as the case may be, has knowledge. No disclosure pursuant to this Subsection 8.5(b)(i), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (ii) From time to time prior to the Closing if and to the extent LLC or Perseus has actual knowledge thereof, LLC or Perseus, as the case may be, will promptly disclose to the Sellers and the Company: (A) any material development affecting the ability of the Sellers to consummate the transactions contemplated by this Agreement; (B) any matter, condition, occurrence or knowledge which, if existing or occurring at the date of this Agreement, would have been required to be excepted from any representation and warranty contained herein in order for such representation or warranty to be true and correct on the date hereof or otherwise set forth or described in an Exhibit hereto; and
(C) any breach of any covenant or agreement contained in this Agreement. No disclosure pursuant to this Subsection 8.5(b)(ii), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

8.6.      Fulfillment of Conditions.  The Sellers shall use commercially
          -------------------------
reasonable efforts to fulfill or obtain the fulfillment of all conditions to the Closing set forth in Section 4. Each of Perseus and LLC shall (with respect to itself) use commercially reasonable efforts to fulfill or obtain the fulfillment of all conditions to the Closing set forth in Section 5. The parties to this Agreement shall use commercially reasonable efforts to avoid any breach of their respective representations and warranties.

8.7.      Indebtedness.  The Sellers have made available to the Buyer and its
          ------------
representatives copies of all agreements, commitments to fund or outstanding letters of credit evidencing all Indebtedness of the Principal Subsidiaries. The parties to this Agreement shall use their best efforts to negotiate the prepayment at the Closing of such Indebtedness, the release of any Liens in existence before the Closing Date on the capital stock of the Subsidiaries and all assets securing such Indebtedness and all guarantees, suretyships and comfort letters given in connection with such Indebtedness, other than the Indebtedness of Probike S.A. (Pty) Limited.

8.8.      Exclusivity.  Without prior written approval from or the involvement
          -----------
of both Perseus and LLC, the Sellers shall not, and the Sellers shall not permit any Subsidiary or any officer, director, agent, representative or Affiliate of the Sellers to, directly or indirectly, enter into any written or oral agreement or understanding with any Person regarding Another Transaction (as defined below). As used herein, the term "Another Transaction" means the sale of any material assets of the Sellers or any Principal Subsidiary (other than the sale of assets in the ordinary course of business) or any sale, merger, consolidation, public offering, reorganization, dissolution, recapitalization, business combination or similar transaction involving any of the Sellers or any Principal Subsidiary, or any of the Seller's or any Principal Subsidiary's capital stock (or rights to acquire such capital stock).

8.9.      GAAP Financial Statements.  Before the Closing, the Sellers shall: (a)
          -------------------------
commence the preparation of (i) combined financial statements of the Subsidiaries as of December 31, 1997, and the related statements of earnings and of cash flows for the fiscal year then ended in accordance with U.K. GAAP (the "1997 U.K. GAAP Financials"); (ii) combined financial statements of the Subsidiaries as of December 31, 1997 and 1996, and the related statements of earnings and of cash flows for each of the three fiscal years ended December 31, 1997, 1996, and 1995 in accordance with U.S. GAAP and in accordance with Regulation S-X as promulgated by the United States Securities Exchange Commission ("Regulation S-X") (the financial information for the period ended December 31, 1997 is referred to as the "U.S. GAAP Audited Financials") and the financial information related to periods ending prior to December 31, 1997 are referred to as the "Prior Years U.S. GAAP Financials"); and (b) instruct Arthur Andersen to audit (i) the 1997 U.K. GAAP Financials; and (ii) the 1997 U.S. GAAP Financials and the Prior Years U.S. GAAP Financials. Together, the 1997 U.S. GAAP Financials and the Prior Years U.S. GAAP Financials are referred to herein as the U.S. GAAP Audited Financials." Together, the U.S. GAAP Financials and the 1997 U.K. GAAP Financials are referred to herein as the "GAAP Audited Financials." Delivery of the 1997 U.K. GAAP Financials shall constitute a representation by the Sellers and the Company that the 1997 U.K. GAAP Financials are true and complete, correctly reflect and present a fair view of the assets and liabilities and fairly present the financial condition and operating results of the Subsidiaries on a combined basis for the year ended December 31, 1997. Delivery of the 1997 U.S. GAAP Financials shall constitute a representation by the Sellers that any information provided by the Company to Arthur Andersen solely for the purpose of the translation of the 1997 U.K. GAAP Financials into U.S. GAAP format is true and correct in all material respects and that the Sellers have no knowledge of any error in such translation. Delivery of the Prior Years U.S. GAAP Financials shall constitute a representation by the Sellers that the information with respect to the Subsidiaries contained in the Financial Statements is true and correct in all material respects and that the Sellers have no knowledge of any error in the translation to the Prior Years U.S. GAAP Financials. The Sellers shall instruct Arthur Andersen to deliver the GAAP Audited Financials in draft form to the Buyer after completion of such audit at least five (5) Business Days prior to delivering their report thereon, and the Buyer shall be entitled to provide the Sellers with comments on such GAAP Audited Financials for two (2) Business Days after such delivery. In the event that the Sellers and the Buyer disagree as to whether the Buyer's comments should be incorporated into the final GAAP Audited Financials, the Sellers and the Buyer shall use their best efforts to resolve such dispute. The Sellers shall use commercially reasonable efforts to deliver, or to cause Arthur Andersen to deliver, the GAAP Audited Financials and an unqualified and unmodified opinion of Arthur Andersen with respect thereto, to both LLC and Perseus at least five (5) Business Days prior to the Closing Date. The Buyer and the Sellers shall use commercially reasonable efforts to obtain the consent of Arthur Andersen to the use of its opinion with respect to the U.S. GAAP Audited Financials in any registration statement filed by the Buyer or any of the Subsidiaries with the SEC.

8.10      Transfers and Intercompany Obligations.  Prior to the Closing, the
          --------------------------------------
Sellers shall cause the assets identified on the Schedule of Excluded Assets attached as Exhibit 8.10A to this Agreement and made a part hereof (the "Excluded Assets") to be transferred and sold to one or more Affiliates of the Sellers for the prices indicated on such Schedule of Excluded Assets. None of the Excluded Assets is necessary for or has been used since January 1, 1997 by the Subsidiaries in the business of designing, manufacturing, distributing and selling bicycles, bicycle components and accessories. Except (A) for those intercompany obligations arising out of any costs, Taxes, fees and other expenses incurred by the Subsidiaries in connection with the establishment and financing of DFS and (B) to the extent otherwise provided in the Transaction Outline, prior to the Closing, the Sellers shall cause all of the intercompany obligations between the Sellers and the Subsidiaries as identified on the Schedule of Intercompany Obligations attached as Exhibit 8.10B to this Agreement and made a part hereof to be first offset against other intercompany debt. The remaining net amounts owed by (i) the Subsidiaries (the "Assigned Debt") to Derby International and any Affiliate of Derby International that is not a Subsidiary (a "Seller Affiliate") shall be assigned by the relevant lender to the Subsidiary or Subsidiaries designated by the Buyer not less than ten (10) Business Days before the Closing or (ii) Derby International and any Seller Affiliate to the Subsidiaries shall be assigned, canceled, contributed to capital or otherwise settled (without the payment of cash) as the Buyer and Sellers may agree. At or after the Closing, the Buyer shall use, and shall cause the Subsidiaries and their Affiliates to use, commercially reasonable efforts to replace or remove all guarantees, suretyships and similar obligations of the Sellers and Seller Affiliates given, issued or made with respect to any obligations of the Subsidiaries.

8.11      Business Opportunities.  If and when requested by the Buyer during the
          ----------------------
two (2) year period following the Closing, the Sellers shall assign, or cause to be assigned, to the Company for no additional consideration (above cost) all rights held by either of them or any of their Affiliates (other than the Subsidiaries) with respect to the acquisition of businesses or business assets in the same line of business as the Business as conducted prior to the Closing.

8.12      William W. Austin, Jr. Employment Contract.  At the Closing, the
          ------------------------------------------
Sellers shall retain all responsibility for payment of the Stock Appreciation Fund as defined in subclause 1(g) of Appendix B to the Amended & Restated Employment Agreement dated August 29, 1997 by and between Derby International and William W. Austin, Jr. (the "Employment Agreement") and the increase in such Stock Appreciation Fund due on the

Closing Date as a result of the Recapitalization Transactions, on the condition that such Employment Agreement is terminated at the Closing and replaced with a new employment agreement in accordance with Section 18.1(b).

9.        INDEMNIFICATION BY THE SELLERS
          ------------------------------

9.1.      Obligation To Indemnify.  Subject to the provisions of Sections 9.2
          -----------------------
and 9.3 and the procedures set forth in Section 11, the Sellers jointly and severally agree to hold harmless and indemnify, if prior to the Closing, Perseus and LLC, their respective directors, officers, members and Affiliates, or, if on or after the Closing, the Subsidiaries and their Affiliates (collectively, the "Buyer Indemnified Parties") with respect to any liabilities, losses, damages, or costs (including reasonable legal fees and court costs) of any kind, which shall be suffered or incurred as a result of: (a) any circumstances or state of facts constituting a breach of any representation or warranty made by the Sellers in this Agreement; (b) the breach of any covenants of the Sellers contained in this Agreement; (c) any Indemnified Liability; (d) any Special Environmental Liability; or (e) without giving effect to the disclosure of such liabilities on the exhibits attached hereto, any Special Tax Liabilities or Special Product Liabilities. "Special Tax Liabilities" means any Netherlands tax liability, including penalties and interest, resulting from the disallowance of interest deduction on loans owed to the Company and deducted by extending the fiscal year of certain Dutch Subsidiaries in 1996 and 1997. "Special Product Liabilities" means damages, losses, costs or expenses of the Company (including reasonable attorneys' fees) arising from product liability claims based on products sold prior to the Closing by the Company which exceed in the aggregate four hundred thousand United States dollars ($400,000). "Indemnified Liability" shall mean: (1) all amounts payable in respect of the "Make-Whole Amount" or "Modified Make-Whole Amount" as such terms are defined in the Note Purchase Agreement dated as of September 1, 1993 among Derby Holding B.V. ("DHBV"), Derby International and the purchasers named therein (the "Note Purchase Agreement") with respect to the purchase and sale of three series of Senior Notes of DHBV (the "Senior Notes"), less any profits realized under the interest rate swaps (the interest rate component and not the foreign exchange component) under the ISDA Master Agreement, dated September 15, 1994, between DHBV and Bankers Trust International plc; (2) all amounts accrued, paid or payable as interest in respect of the Senior Notes from November 11, 1997 through the January 31, 1998, plus fifty percent (50%) of amounts paid or payable in respect of accrued interest on the Senior Notes from and including February 1, 1998 to March 29, 1998, plus one hundred percent (100%) of amounts paid or payable in respect of accrued interest on the Senior Notes from and including March 29, 1998 to the Closing Date; (3) any interest accrued and payable after the Closing Date until the date of prepayment (or amounts payable in lieu of interest payable to enable prepayment on or about the Closing Date) in the event that the holders of the Senior Notes do not agree to the repayment of the Senior Notes on the Closing Date, provided, however, that the parties shall use all commercially reasonable efforts to obtain the consent of the holders of the Senior Notes to ensure the prepayment of the Senior Notes on or as soon as possible after the Closing Date; (4) any liabilities or obligations, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, which are unrelated to the Business or arise out of assets disposed of by the Business prior to the Closing; (5) any liability or obligation owed with respect to intercompany payables or other liabilities owed to the Sellers or any Affiliate of the Sellers (other than the Subsidiaries) and not assigned or transferred to the Company or one of the Subsidiaries; (6) all taxes, fees, expenses and other costs (i) arising from (A) the transfers of capital stock and assets from Derby International to DFS or from DFS or Centum to the Company, (B) the transfer of assets by Derby International, DFS or Centum which directly results in the issuance of securities of the Company or RIC to Derby International, DFS or Centum or (C) the issuance of notes or payment of cash or cash equivalent consideration to Derby International, DFS or Centum which are part of or directly related to the DFS Payment, (ii) arising from the issuance or exchange of the Senior RIC Shares (as defined in the Exchange Agreement) or (iii) arising out of the transactions contemplated in the third and fourth sentences of
Section 8.10 or those parts of the Transaction Outline which relate to the repayment, cancellation, contribution or offset of the intercompany obligations of the type described in the third sentence of Section 8.10 herein; (7) any liabilities, costs or expenses arising from or relating to any default under the Senior Notes caused by the payment of dividends in September or December 1997 in violation of the Note Purchase Agreement, provided, however, that such indemnification shall not apply unless the Senior Notes are repaid as soon as permitted by the holders of the Senior Notes on or after the Closing Date; and
(8) all costs, Taxes, fees and other expenses incurred by the Subsidiaries in connection with the establishment and financing of DFS and all outstanding amounts borrowed from any Subsidiary by Derby International, DFS or any Seller Affiliates in connection therewith. Except in the case of the Indemnified Liabilities, all liability of the Sellers shall be reduced by and to the extent of any provisions made on the books and records of the Subsidiaries and reflected on the Financial Statements or any unaudited financial statements delivered prior to the date hereof with respect to the obligations or liabilities upon which a claim for indemnification is based. "Special Environmental Liability" shall mean all costs, liabilities or obligations arising from or relating to soil or groundwater contamination on, or migrating from, any Real Estate prior to the Closing Date, whether or not such contamination would constitute a breach of the Sellers' representations and warranties made in Section 6.7 hereof, but only if the cost of remediation of such contamination of any particular site exceeds one million United States dollars ($1,000,000) per year for at least five (5) consecutive years. Notwithstanding anything in this Section 9.1 of the contrary, except as specifically provided in Section 15.6, the Sellers shall have no liability to the Buyers under this Section 9.1 for Transaction Expenses.

9.2.      Survival of Representations and Warranties.  Subject to the
          ------------------------------------------
limitations in Section 9.3, all the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect thereafter for the periods noted in Section
9.3 below.

9.3.      Exclusions and Limitations.
          --------------------------

          (a) The Sellers' obligations under this Section 9 shall remain in full force and effect:

               (i) with respect to any Indemnification Notice (as defined in Section 11 below) (other than in relation to the matters referred to in subsections (ii) and (iii) below) which is delivered to the Sellers no later than thirty (30) days after the second (2nd) anniversary of the Closing;

               (ii) with respect to any Indemnification Notice containing claims relating to Environmental Law submitted by the Buyer pursuant to Section 11 which is delivered to the Sellers no later than thirty (30) days after the third (3rd) anniversary of the Closing (the parties agreeing that the Sellers shall remain obligated pursuant to clause (d) of Section 9.1 with respect to claims relating to matters which may subsequently constitute Special Environmental Liabilities if but only if an Indemnification Notice identifying such claim as relating to a potential Special Environmental Liability is delivered to the Sellers no later than thirty (30) days after the third (3rd) anniversary of the Closing Date); and

               (iii) with respect to any Indemnification Notice containing claims relating to Tax submitted by the Buyer pursuant to Section 11 which is delivered to the Sellers no later than thirty (30) days after the fifth (5th) anniversary of the Closing.

          (b) Subject to the applicable limitations period noted above, the obligations of the Sellers to indemnify the Buyer Indemnified Parties shall be reduced to the extent that any liabilities for which the Sellers have an Indemnification obligation are covered under existing insurance policies (and any renewals or replacements thereof) to the extent of any reimbursement or benefit of comparable value actually received by the Buyer, any Subsidiary or any Affiliate of the Buyer or any Subsidiary or any lender of any such Persons under any such insurance policy.

          (c)  Notwithstanding anything to the contrary contained in this
Section 9, the Sellers' obligation hereunder shall be reduced by an amount equal to ten million United States dollars ($10,000,000) (the "Deductible"), and the Sellers shall have no liability for any individual claim unless the loss incurred in respect thereof is greater than four hundred fifty thousand United States dollars ($450,000). For purposes of determining the Sellers' obligations under Section 9 of this Agreement, the existence of a breach of any representation or warranty shall be determined without regard to any qualification that any fact, event or circumstance be or not be "material," or be accurate in "all material respects" or have or not have or caused a "material adverse effect" except to the extent that such materiality relates to claims by the Buyers for relief other than monetary damages. For purposes of clarity and for the avoidance of doubt, all losses incurred in respect of any single fact, circumstance or occurrence or any group of related facts, circumstances or occurrences that alone or together constitute a misrepresentation, violation of law, inaccuracy or omission shall be deemed to be an individual claim. All amounts in excess of such Deductible shall be payable to the Buyer Indemnified Party designated by LLC, as appropriate with interest at a rate equal to LIBOR within forty-five (45) Business Days after the date of the Indemnification Notice for such claim.

          (d) this Agreement and for any losses, damages or costs incurred by the Buyer Indemnified Parties in connection herewith shall be fifty million United States dollars ($50,000,000).

          (e) The limitations set forth in Sections 9.3(a), (b) and (c) shall not apply to any claim for indemnification: (i) pursuant to clause (c) of
Section 9.1; (ii) as a result of a knowing or intentional breach or fraud on the part of either Seller; or (iii) as a result of the breach of any representation or warranty set forth in Section 6.1(b), Section 6.13(b) or Section 6.14 (with respect only to the principal amount of Indebtedness for borrowed money); (iv) pursuant to clause (b) of Section 9.1; provided, however, that the Indemnification Notice with respect to the foregoing subclauses (i) and (iii) must be submitted on or before the thirtieth day after the sixth anniversary of the Closing Date and the Indemnification Notice with respect to the foregoing subclause (iv) in respect of covenants which are required to be performed on or prior to the Closing Date must be submitted on or before the thirtieth day after the fifth anniversary of the Closing Date (except for claims relating to breaches of covenants set forth in Section 8.3, the Indemnification Notice for which claims must be submitted on or before the thirtieth day after the third anniversary of the Closing Date). The limitations set forth in Section 9.3(d) shall not apply to any claim for indemnification: (i) as a result of or pursuant to clauses (6) and (8) of the Indemnified Liability definition set forth in
Section 9.1 above; (ii) as a result of intentional fraud on the part of either Seller; or (iii) as a result of the breach of any representation or warranty set forth in Section 6.1(b). Notwithstanding anything to the contrary in this
Section 9, the covenants set forth in Sections 8.2 (Management Responsibility),
8.4 (Consents and Approvals), 8.6 (Fulfillment of Conditions), 8.7 (Indebtedness), 8.8 (Exclusivity), 8.9 (GAAP Financial Statements) and 16.3 (Hedging) shall not survive the Closing.

          (f) Notwithstanding anything to the contrary herein, Sellers shall have no indemnification liability under this Section 9 arising from a "Triggered Tax Liability." A "Triggered Tax Liability" is (i) any liability for income or other taxes under Netherlands law due to a reopening or reinvestigation of prior taxable periods, but only to the extent that any additional tax liabilities (including interest and penalties) for prior periods arises from the reorganization or recapitalization in order to accommodate the placement of debt in such Subsidiaries and (ii) any liability for any steps taken or omitted to be taken by the Company or any Subsidiary after the Closing that causes the representation of the Sellers contained in
Section 6.4(p) above to be untrue. In the event that Sellers deliver a Trigger Tax Notice on or before March 17, 1998, and LLC does not exercise its right to terminate this Agreement under Section 18.1(g), the reference to Netherlands law in this Section 9.3(f) shall be amended to include the laws of each other jurisdiction included in such Trigger Tax Notice.

          (g) If, pursuant to Section 9.1, the Sellers make to one or more Buyer Indemnified Parties a payment or payments in respect of a breach or alleged breach of the representations and warranties made in Section 6.6(b), 6.6(c) or 6.12 of this Agreement, which breach gave rise to reduction or depreciation in value of an asset of a Subsidiary (including, without limitation, any item of inventory or any account receivable), and the amount of such payment or payments equals or exceeds: in the case of an item of inventory, its book value (without regard to the reduction in value resulting from the breach or alleged breach); in the case of an account receivable, the written-down value of such account (without regard to any further reductions resulting from the breach or alleged breach); and in the case of any other asset, the fair market value of such asset (determined by an independent appraiser without regard to the reduction or depreciation in value resulting from the breach or alleged breach); then, in each such case, the Sellers shall have the right to acquire such Subsidiary's entire right, title and interest in such asset at the depreciated or recoverable value of such asset (determined after giving effect to the reduction or depreciation in value resulting from the breach or alleged breach). Notwithstanding anything to the contrary contained in this Section 9.3(g), the obligations of the relevant Subsidiary to sell any such assets to the Sellers shall be limited to the extent that:

               (i) the Financing Documents or any other agreement or documentation evidencing material indebtedness of such Subsidiary prohibit such sale or disposal (the "Subsidiary Loan Documents");

               (ii) such sale or disposal would cause a default under the terms of the Financing Documents or the Subsidiary Loan Documents; or

               (iii) such sale or disposal would interfere with the business of such Subsidiary in any material way or would cause the Company or any Subsidiary to incur any loss, expense, or damages in respect of which it is not entitled to indemnification under this Section 9.

          (h) The Sellers shall have no liability for any breach of the German Basket Representation contained in Section 6.4(p) except in the event and to the extent that the Buyer and/or the Company and their Affiliates have first pursued in good faith all possible courses of action against Arthur Andersen with respect to any inaccuracy contained in their opinion attached as Exhibit 6.4A and have been unable to fully recover from Arthur Andersen their losses arising as a result of the breach of such representation; provided that, nothing herein shall limit the right of Buyer and/or the Company and their Affiliates from delivering to the Sellers an Indemnification Notice during the period the Buyer and/or the Company and their Affiliates are pursuing courses of action against Arthur Andersen as required hereunder; and further provided that such Indemnification Notice is delivered within the time limitations disclosed in
Section 9.3(a) above.

10A.      INDEMNIFICATION BY PERSEUS
          --------------------------

          Subject to the procedures set forth in Section 11, Perseus agrees to hold harmless and indemnify the Sellers and their respective directors, officers, members and Affiliates (other than the Subsidiaries) with respect to any liabilities, losses, damages or costs (including reasonable legal fees and court costs) of any kind which shall be suffered or incurred as a result of: (a) any breach of any representation or warranty made by Perseus in this Agreement;
(b) the breach of any covenants of Perseus contained in this Agreement; and (c) as a result of a knowing or intentional breach or fraud on the part of Perseus; provided that the Sellers must make a written claim for indemnification against Perseus no later than thirty (30) days after (i) the second (2nd) anniversary of the Closing for claims made under subsection (a) above and (ii) the fifth (5th) anniversary of the Closing for claims made under subsection (b) above its respect of covenants which are required to be performed on or prior to the Closing Date, and further provided, that no such time limitation shall apply to any claim made with under subsection (c) above. Notwithstanding anything to the contrary in this Section 10A, the covenants set forth in Sections 8.2 (Management Responsibility), 8.4 (Consents and Approvals), 8.6 (Fulfillment of Conditions), 8.7 (Indebtedness), 8.8 (Exclusivity), 8.9 (GAAP Financial Statements) and 16.3 (Hedging) shall not survive the Closing.

10B.      INDEMNIFICATION BY LLC
          ----------------------

          Subject to the procedures set forth in Section 11, LLC agrees to hold harmless and indemnify the Sellers and their respective directors, officers, members and Affiliates (other than the Subsidiaries) with respect to any liabilities, losses, damages or costs (including reasonable legal fees and court costs) of any kind which shall be suffered or incurred as a result of: (a) any breach of any representation or warranty made by LLC in this Agreement; (b) the breach of any covenants of LLC contained in this Agreement; and (c) as a result of a knowing or intentional breach or fraud on the part of LLC; provided that the Sellers must make a written claim for indemnification against LLC no later than thirty (30) days after (i) the second (2nd) anniversary of the Closing for claims made under subsection (a) above and (ii) the fifth (5th) anniversary of the Closing for claims made under subsection (b) above its respect of covenants which are required to be performed on or prior to the Closing Date, and further provided, that no such time limitation shall apply to any claim made with under subsection
(c) above. Notwithstanding anything to the contrary in this Section 10B, the covenants set forth in Sections 8.2 (Management Responsibility), 8.4 (Consents and Approvals), 8.6 (Fulfillment of Conditions), 8.7 (Indebtedness), 8.8 (Exclusivity), 8.9 (GAAP Financial Statements) and 16.3 (Hedging) shall not survive the Closing.

10C.      INDEMNIFICATION BY THE COMPANY
          ------------------------------

          Subject to the procedures set forth in Section 11, following the Closing the Company agrees to hold harmless and indemnify the Sellers and their respective directors, officers, members and Affiliates (other than the Subsidiaries) (each a "Company Indemnified Party") (other than in their capacity as shareholders of the Company or any other Subsidiary) with respect to any liabilities, losses, damages or costs (including reasonable legal fees and court costs) of any kind which shall be suffered or incurred as a result of: (a) any failure of any Subsidiary following the Closing to comply with (i) any agreement referred to in Section 6.11 (so long as a Subsidiary is a party thereto) or (ii) any Environmental Law applicable to it, in each case, so long as such failure was caused by the Subsidiaries after the Closing Date; (b) any claims against any guarantee, suretyship or similar contingent obligation of the Sellers with respect to any Indebtedness or other obligations of the Subsidiaries which was not released or discharged at the Closing in accordance with Exhibit 8.3 unless the Buyer is entitled, pursuant to Section 9, to indemnification in respect of such Indebtedness or other obligations of the Subsidiaries, (c) any waiver, cancellation, forgiveness, assignment or other disposition after the Closing Date of any portion of the Assigned Debt, if any (other than by payment in accordance with the terms of such Assigned Debt except to the extent such payment would violate agreements with taxing authorities); (d) from all expenses and costs incurred and tax liabilities of any kind resulting from the actions described in the Transaction Outline other than (i) those liabilities, costs or expenses in respect of which the Sellers have agreed to indemnify the Buyer under clause (6) of Section 9.1 and (ii) legal fees and related expenses as provided in Section 15.6 and (e) any steps taken or failed to be taken by the Company or the Subsidiaries after the Closing which causes the German Basket Representation (as set forth in Section 6.4(p) above) to be untrue.

11.       INDEMNIFICATION PROCEDURE
          -------------------------

11.1.     Procedure.  Upon the Buyer's knowledge that any event has occurred
          ---------
which could give rise to the Sellers' liability under Section 9 of this Agreement, the following provisions shall apply:

          (a) Either Perseus or LLC shall give prompt written notice to the Sellers of such event (an "Indemnification Notice") and shall provide all reasonable particulars thereof, provided, that any delay in giving such notice shall not relieve the Sellers of their obligations except to the extent of any damages actually suffered by the Sellers as a result of such delay.

          (b) During a period of twenty (20) Business Days following the giving of an Indemnification Notice to the Sellers, the Buyer and the Sellers will attempt in good faith to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the Sellers and the Buyer fail to reach agreement with respect to all such matters, then any matter as to which agreement is not so reached may, thereafter, be submitted to the competent court pursuant to Section 17 of this Agreement.

          (c) Notwithstanding the submission of any dispute to the competent court pursuant to Section 11.1(b) above, in the case of liabilities arising with respect to any Tax or social security matters, the Sellers shall pay all amounts required to be paid as directed by the issuing Taxing Authority (or, in the case of a disputed social security matter, the government authority having jurisdiction over such matter) assessing such amounts within the time period indicated by such authority to avoid incurring any interest, penalties or other liabilities. The Buyer shall promptly furnish the Sellers with adequate documentation of such amounts, such as copies of a tax invoice. In the event of the successful resolution of such dispute, the Sellers shall be entitled to receive from the relevant Buyer Indemnified Party the full amount paid by the Sellers under this Section 11.1(c), or such lesser amount as the Buyer Indemnified Party or any Affiliate of such Buyer Indemnified Party shall be entitled to receive as a refund, rebate, credit or other benefit as a result of the successful resolution of such dispute, including any interest received in
respect of such refund, rebate or credit.   If the Sellers fail to timely make
payment as required by this Section 11.1(c), any payment by Buyer (or the applicable Subsidiary) shall in no event absolve the Sellers of their obligations to indemnify the Buyer and its Affiliates for such payment.

          (d) The Sellers shall have the right to participate, and, to the maximum extent permitted by law, join, at their cost and by counsel of their choosing, in the defense of any claim, action, suit or proceeding asserted or initiated against the Buyer or any Subsidiary constituting the subject matter of any Indemnification Notice. If and to the extent the Sellers indemnify a Buyer Indemnified Party with respect to any matter hereunder, such Buyer Indemnified Party shall assign to the Sellers any claims such Buyer Indemnified Party may have against other Persons with respect thereto and shall receive in trust for, and shall pay over to, the Sellers any amounts received by it from any such Person in respect thereof.

          (e) If a party to an action, the Buyer shall properly and diligently defend, and whether or not the Buyer is a party to an action, shall cause each Subsidiary that is a party thereto to properly and diligently defend, any claim, suit, action or proceeding referred to in the Indemnification Notice and shall refrain, and shall cause each Subsidiary to refrain, from taking any action which could prejudice the defense of the Sellers' interest hereunder.

          (f) No settlement shall be effected by the indemnifying party without the consent of the person seeking indemnification (which consent shall not be unreasonably withheld) unless, in connection with such settlement, the person seeking indemnification is fully and unconditionally released from such asserted liability (without any liability for payment), and the settlement does not contain other terms or conditions that are adverse to the interests of the person seeking indemnification. No settlement shall be effected by a person seeking indemnification without the consent of the indemnifying party, such consent not to be unreasonably withheld, unless the person seeking indemnification would be liable for at least fifty percent (50%) of any payments due pursuant to the terms of such settlement.

11.2.     Procedure in Case of the Buyer's Liability.  The provisions of Section
          ------------------------------------------
11.1 shall apply, mutatis mutandis, in case of Perseus', LLC's or the Company's
                  ----------------
liability under Section 10A, 10B and 10C, respectively.

12.       INVESTMENT BANKING FEES
          -----------------------

          (a) The Sellers shall indemnify and hold the Buyer and its Affiliates (including, after the Closing, the Company) harmless against any claim by any banker, broker, investment banker or agent for any fees or expenses claimed to be due to such party in connection with the transactions provided for in this Agreement as a result of any agreement with or commitment by the Sellers or the Subsidiaries, excluding, however, any claim made by any party in connection with the Debt Financing based on or arising out of any agreement entered into or action taken or caused by the Buyer or its Affiliates or by the Sellers or any of their Affiliates with the prior knowledge of the Buyer.

          (b) Each of Perseus and LLC shall (but only with respect to itself) indemnify and hold the Sellers and their Affiliates harmless against any claim by any banker, broker, investment banker or agent for any fees or expenses claimed to be due to such party in connection with the transactions provided for in this Agreement as a result of any agreement with or commitment by Perseus or its Affiliates (with respect to Perseus) or LLC or its Affiliates (with respect to LLC).

13.       PUBLIC ANNOUNCEMENTS
          --------------------

          Except as otherwise required under any law, rule or regulation issued by any government, regulatory, stock exchange or other agency or authority having jurisdiction over any party, none of the parties to this Agreement, nor the Affiliates of any of them shall make any public announcement relating to the transactions provided for in this Agreement without the prior consent of the other parties, which shall not be unreasonably withheld. The text of any public announcement which any party proposes to make with respect to the transaction shall be submitted to the other parties not less than five (5) Business Days before the day on which the announcement is to be made, and the parties shall consult not less than forty-eight (48) hours before the time of such public announcement to agree the final text of such announcement.

14.       CONFIDENTIALITY
          ---------------

14.1.     Undertakings of the Parties.  Except as mutually agreed in accordance
          ---------------------------
with Section 13 above, the Parties will keep confidential all provisions of this Agreement, the Shareholders' Agreement and each of the Non-Competition Agreements entered into by the Company with Alan Finden-Crofts and A. Edward Gottesman on the date hereof. Prior to the Closing, each of Perseus and LLC agrees (with respect to itself) to keep and to cause its respective representatives and Affiliates to keep confidential and not to use in its business or operations any of the information, data, projections or budget forecasts of a confidential nature obtained by Perseus and LLC, as the case may be, from the Sellers or any of the Subsidiaries ("Confidential Information"). The obligations contained in this Section 14 shall not prohibit disclosure by the Buyer of such confidential information to the extent required by law or its legal advisers, accountants, bankers, financial or other advisers to the extent necessary to carry out the transactions contemplated by this Agreement. The parties shall obtain from any Person to whom such confidential information is disclosed an undertaking to abide by the provisions of this Section 14, or, in the case of disclosure required by law, the parties shall use their best efforts to obtain confidential treatment of such disclosure.

14.2.     Obligations in the Event of Termination.  In the event that the
          ---------------------------------------
transactions contemplated by this Agreement are not consummated, Perseus and LLC will return to the Sellers and will cause their respective representatives and Affiliates to return to the Sellers upon request, and the Sellers will return to the Buyer and will cause its representatives and Affiliates to return to the Buyer, upon request, all documents and other materials (and copies thereof) obtained from any of the other parties in connection with the transactions contemplated by this Agreement, including all Environmental Assessments Reports prepared by Buyer or received by Buyer with respect to the Sellers' and the Subsidiaries' operations and Real Estate.

14.3.     Obligations after the Closing.  After the Closing, the Sellers will
          -----------------------------
treat and hold as such all Confidential Information, refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to LLC or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in the Sellers' possession. In the event that the Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Sellers will notify Perseus and LLC promptly of the request or requirement so that Perseus and LLC may seek an appropriate protective order or waive compliance with the provisions of this Section 14.3. If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the Sellers shall use its reasonable best efforts to obtain, at the request of Perseus or LLC, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Perseus or LLC shall designate.

15.       GENERAL TERMS
          -------------

15.1. In case at any time any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of additional instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under Sections 9, 10A, 10B or 10C above). The Sellers acknowledge and agree that from and after the Closing, Perseus and LLC will be entitled to access to all documents, books, records, agreements, and financial data relating to the Subsidiaries.

15.2.     Amendments.  This Agreement may not be waived, changed, modified or
          ----------
discharged orally, unless an agreement in writing is signed by all parties to this agreement.

15.3.     Assignment.  Except as otherwise specifically provided herein, no
          ----------
party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Perseus and LLC may collaterally assign its rights hereunder to any Person providing financing to Perseus and LLC.

15.4.     Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, all of which shall constitute one agreement, and each such counterpart shall be deemed to have been made, executed and delivered on the date set out at the head of this Agreement, without regard to the date when any of such counterparts may actually have been made, executed or delivered.

15.5.     Entire Agreement.  This Agreement (including Exhibits hereto) and the
          ----------------
other documents and certificates referred to herein or delivered pursuant hereto contains the entire agreement of the parties with respect to the transfer of the Principal Subsidiaries Shares and the purchase and sale of the Buyer Shares and supersedes all prior agreements between the parties, whether written or oral, with respect to the proposed transactions. No representation or statement with respect to the Sellers, the Subsidiaries or the Business shall have any force or effect unless set forth in this Agreement (or any Exhibit hereto or certificate delivered in connection herewith).

15.6.     Expenses.  Unless this Agreement is terminated prior thereto, at the
          --------
Closing, the Company or the Subsidiaries shall reimburse: (i) Perseus and LLC (or their respective Affiliates) for all reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement ("Transaction Expenses"), and (ii) the Sellers for up to seventy-five thousand dollars ($75,000) of their legal fees and related expenses incurred in connection with the negotiation, documentation and implementation of the tax structuring of the Recapitalization Transactions, other than fees and expenses related to the transfer of shares of capital stock of the Principal Subsidiaries from Derby International to DFS, and (iii) LLC, Perseus and the Sellers for all reasonable legal fees and expenses incurred by or on behalf of LLC, Perseus and the Sellers in connection with possible acquisitions by the Company or any of the Subsidiaries of, or possible business combinations of the Company or any of the Subsidiaries with, other businesses. At the Closing, the Company shall also pay the following closing fees: one million two hundred thousand United States dollars ($1,200,000) to Thayer Capital Partners; one million United States dollars ($1,000,000) to Perseus Cycle, L.L.C.; and seven hundred thousand United States dollars ($700,000) to Centenary Corporation. If this Agreement is terminated other than pursuant to Section 18.1(c), (d), (e), (f), (g) or (h) hereof, upon termination of this Agreement, the Company shall reimburse Perseus and LLC (or their respective Affiliates) for all Transaction Expenses other than the costs of preparing the Environmental Assessment Reports and sixty-six and sixty-seven hundredths percent (66.67%) of the fees and expenses payable to Chase Manhattan Bank N.A. and its affiliates under the commitment letter for the Senior Credit Facility. If this Agreement is terminated pursuant to either
Section 18.1(c) or (d) hereof, the breaching party shall reimburse the terminating party and the Company for all Transaction Expenses incurred by the terminating party or the Company.

15.7.     Headings.  The descriptive headings contained in this Agreement are
          --------
for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.8.     Notices.  Any consent, communication or notice required or permitted
          -------
to be given under this Agreement shall be made in writing and shall be deemed to have been duly and validly given: (i) in the case of notice sent by letter or cable, upon receipt of same; and (ii) in the case of notice sent by telefax, upon express acknowledgment (also by telefax) of receipt of transmission by the receiving party, addressed, in each case, as follows:

          (a) if to the Buyer, to LLC and Perseus at the addresses indicated at the head of this Agreement with copy to:

          Kirkland & Ellis
          655 15th Street N.W.
          Washington D.C. 20005
          Attention: Jack M. Feder, Esquire
          Facsimile: 202-879-5200

          (b)  if to the Sellers, to either or both at :
          Derby International Corporation S.A.
          5 Boulevard de la Foire
          L-1528 Luxembourg
          Grand Duchy of Luxembourg
          Telefax:  352-451-23201
          Attention: Chairman

          with a copy to :
          Gottesman Jones & Partners
          8 New Fetter Lane
          London EC4A 1AP
          Telefax: 44-171-203-5205
          Attention: Sonya C. Park

          and a copy to:
          Peabody & Arnold LLC
          50 Rowes Wharf
          Boston, MA 02110
          Attention: William E. Kelly, Esquire
          Facsimile: 617-951-2125

or at such other address and/or telefax number as either party may hereafter furnish to the other by written notice, as herein provided.

15.9.     No Waiver. The failure to enforce or to require the performance at any
          ---------
time of any of the binding provisions of this Agreement shall not be construed to be a waiver of such provisions and shall not affect either the validity of this Agreement or any part thereof or the right of either party to this Agreement thereafter to enforce each and every provision in accordance with this Agreement.

16.       POST CLOSING COVENANTS
          ----------------------

16.1.     Litigation Support.  In the event and for so long as any party is
          ------------------
actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Subsidiaries; each of the other parties will cooperate and make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense.

16.2.     Cooperation on Tax Matters.
          --------------------------

          (a) The Buyer, the Subsidiaries and the Sellers shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceedings with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree to cause the Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent notified by Buyer or Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if the other party so requests, the relevant Subsidiary shall allow the other party to take possession of such books and records.

          (b) The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transaction contemplated hereby).

16.3      Hedging.  Within seven (7) days after execution of this Agreement, the
          -------
Company shall use its best efforts to agree with the Buyer on the purchase of foreign currency option contracts which will result in hedging for the period from the date of this Agreement until the Closing Date, the amount of cash payable at the Closing in accordance with the Price in Section 2.2(b) above against an agreed amount of British pounds sterling, Dutch guilders, German deutschemarks and Canadian dollars.

16.4      Additional Payment.  On or before the sixtieth (60th) day following
          ------------------
the delivery of audited financial statements for the Company and its subsidiaries for the 1998 fiscal year (the "Additional Payment Date"), the Company shall pay to the Sellers the additional payment, if any, provided for in
Exhibit 16.4 attached hereto and made a part hereof (the "Additional Payment"), provided, however, that payment of the Additional Payment, or a portion thereof, may be deferred if and to the extent that such payment would itself cause a default under the Financing Documents; and, provided further, that to the extent the Company is required to defer the payment of any portion of the Additional Payment in accordance with the foregoing clause, the Additional Payment (or unpaid portion thereof) shall accrue interest from the Additional Payment Date until paid at an annual rate equal to nine and three-quarters percent (9.75%), provided further, that Perseus, LLC and the relevant Subsidiary shall use commercially reasonable efforts to negotiate with the banks parties to the Financial Documents to exempt the payment of 12% of the Additional Payment to DFS under the Financial Documents. The Additional Payment (and any accrued but unpaid interest thereon) shall be fully paid (A) upon the consummation of an Approved Sale (as defined in the Shareholders' Agreement) unless such Approved Sale is a transaction whereby the shareholders of the Company will become the beneficial owners of securities of the surviving entity in substantially the same proportion and no cash distributions are made to any shareholder of the Company in connection with the consummation of such Approved Sale and (B) prior to any distribution (other than a distribution of the securities of the Company) to the Company's shareholders (other than payments of the Additional Payment to DFS).

16.5.     MS Sport Group Acquisition Price.   For purposes of this Section 16.5,
          --------------------------------
capitalized terms not otherwise defined in this Agreement shall have the same meanings used in the Share Purchase Agreement dated August 8, 1997 by and between Robert Holzer and Univega Beteiligungen GmbH (fka PIA Zweite Verwaltungs
GmbH) (the "MS Sport Agreement"). The Sellers agree to reimburse the relevant Subsidiary which pays the Purchase Price for the acquisition of the MS Group Shares if and to the extent that the Base Price exceeds eighty percent (80%) of an amount equal to five and one-half times (5.5x) the applicable average PBT for the MS Group, all as defined and determined in accordance with the MS Sport Agreement.

16.6      Minimum Net Worth.  For a period of five (5) years after the Closing
          -----------------
Date, the Sellers jointly agree to maintain a minimum net worth (excluding goodwill) as determined in accordance with U.S. GAAP of fifty million United States dollars ($50,000,000). For a period of two (2) years after the Closing Date and for so long thereafter as any claims for indemnity made by any Buyer Indemnified Party pursuant to Section 11 on or prior to the second (2nd) anniversary of the Closing Date remain outstanding, DFS shall maintain on hand a balance in cash, government bonds, and cash equivalents (i) until the thirtieth (30th) day after the second (2nd) anniversary of the Closing Date, an amount equal to no less than nine million
                                                       ----
United States dollars ($9,000,000) less the amount of all indemnification payments made by DFS pursuant to Section 9 (other than amounts paid by DFS under clauses (1), (2), (3) and (7) in the definition of "Indemnified Liability" contained in Section 9.1 above) and (ii) after the thirtieth (30/th/) day after the second (2nd) anniversary of the Closing Date for so long thereafter as any claims for indemnity made up by any Buyer Indemnified Party pursuant to Section 11 on or prior to the thirtieth (30/th/) day after the second (2nd) anniversary of the Closing Date remain outstanding, an amount equal to the lower of (x) nine million United States dollars ($9,000,000) less the amount of all
                                           ----
indemnification payments made by DFS pursuant to Section 9 or (y) the aggregate amount of all outstanding claims for indemnity made by Buyer Indemnified Parties pursuant to Section 11 on or prior to the thirtieth (30/th/) day after the second (2nd) anniversary of the Closing Date less all amounts paid to the
                                             ----
Buyer Indemnified Parties after the second (2nd) anniversary of the Closing
Date in respect of such claims (in either case, the "Minimum Balance"). At the Closing, a portion of the Minimum Balance, in the amount of one million eighty thousand United States dollars ($1,080,000) (the "Escrow Amount") shall be placed by DFS in escrow with a bank or trust company acceptable to the Sellers and the Buyer, as escrow agent, pursuant to an escrow agreement substantially in the form of Exhibit 16.6 attached hereto. In the event that, prior to the later of (i) the thirtieth (30/th/) day after second (2nd) anniversary of the Closing Date and (ii) the date on which all of the indemnity claims by Buyer Indemnified Parties outstanding on the thirtieth (30/th/) day after the second (2nd) anniversary of the Closing Date have been satisfied or resolved, the balance of cash and cash equivalents (including the Escrow Amount) on hand at DFS shall be less than the then-required Minimum Balance, and to the extent that DFS then becomes obligated pursuant to Section 9 to make any indemnity payments to a Buyer Indemnified Party in an aggregate amount in excess of the actual amount of cash and cash equivalents (including the Escrow Amount) then on hand at DFS, A. Edward Gottesman, Alan J. Finden-Crofts and Frank H. Pearl, severally and not jointly, in proportion to their respective direct and indirect ownership interests in Derby International as of the Closing Date, shall contribute to DFS for use solely to satisfy DFS's indemnification obligation, an aggregate amount equal to the difference between the Minimum Balance and the actual amount of cash and cash equivalents (including the Escrow Amount) then on hand at DFS.

16.7      Further Assistance.  Each of the Sellers, Perseus and LLC shall
          ------------------
execute and deliver such further instruments of conveyance and transfer and take such other additional action as the other parties to the Agreement may reasonably request to effect, consummate and confirm the transactions contemplated in this Agreement.

16.8      Modification of the Assigned Debt.  Each of LLC and Perseus, in its
          ---------------------------------
capacity as a shareholder of the Company, shall use all reasonable efforts (including, without limitation, by giving instructions to members of the Company's board of directors nominated by it pursuant to the Shareholders' Agreement) to cause the Company and its subsidiaries not to modify, cancel, assign, transfer, repay or otherwise amend the terms of the Assigned Debt without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

16.9      Payment Obligations.  Each of LLC and Perseus, in its capacity as a
          -------------------
shareholder of the Company, shall use all reasonable efforts (including, without limitation, by giving instructions to members of the Company's board of directors nominated by it pursuant to the Shareholders' Agreement) to cause the Company and its subsidiaries to honor all payment and other obligations with respect to which any one or more of the Sellers or their Affiliates (other than the Subsidiaries) have given guarantees, suretyships, security or similar undertakings which have not been discharged at the Closing; provided, however, that the obligations of LLC and Perseus under this Section 16.9 shall not be deemed to require LLC or Perseus to provide additional capital to meet such obligations or to make any direct payment of such obligations.

17.       GOVERNING LAW AND JURISDICTION
          ------------------------------

          ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING PROVIDED FOR IN THIS SECTION 17 THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR

PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OR PROCESS UPON SUCH PARTY IS INEFFECTIVE. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OR AS FOLLOWS: (A) BY PERSONAL SERVICE OR BY CERTIFIED OR REGISTERED MAIL TO THE PARTY'S DESIGNATED AGENT FOR SUCH SERVICE IN SUCH STATE, OR (B) BY CERTIFIED OR REGISTERED MAIL TO THE PARTY FOR WHICH INTENDED AT ITS ADDRESS SET FORTH HEREIN. SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

18.       TERMINATION.
          -----------

18.1.     Termination.  This Agreement may be terminated at any time prior to
          -----------
the Closing:

          (a)  by the mutual agreement of the Sellers and the Buyer;

          (b) by LLC at any time prior to the Closing, if the Company or another Subsidiary has not entered into arrangements satisfactory to LLC in its sole discretion in respect of the employment of each of the management employees set forth on Exhibit 18.1, provided, however, that the terms and conditions of the arrangements with such management employees shall not be less advantageous to such management employees than the terms and conditions in effect at present;

          (c) by LLC, if the Buyer is prepared to close and the Sellers have breached in any material respect any of their material representations, warranties, covenants or agreements contained in this Agreement, and such breach has not been remedied within five (5) Business Days after receipt of notice specifying such breach and demanding such breach to be remedied;

          (d) by the Sellers, if the Sellers are prepared to close and either Perseus or LLC has breached in any material respect any of its material representations, warranties, covenants or agreements contained in this Agreement, and such breach has not been remedied within five (5) Business Days after receipt of notice specifying such breach and demanding such breach to be remedied;

          (e) by any one of LLC, Perseus or the Sellers in the event the Closing has not occurred on or before the Cut-Off Date, unless the failure of such consummation or the failure to satisfy a condition precedent to Closing, as applicable, shall be due to any action or inaction or due to a breach of any representation or warranty made by the party seeking to terminate this Agreement or the failure of such terminating party to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date;

          (f) by any one of LLC, Perseus or the Sellers if, prior to 5:00 p.m., Eastern Standard Time, on March 16, 1998, LLC, Perseus and Sellers have not yet agreed on the Transaction Outline satisfactory to each party in its sole discretion and the terminating party has delivered a written termination notice to the other parties prior to 5:00 p.m. Eastern Standard Time, March 17, 1998;

          (g) by LLC or Perseus in the event Sellers deliver a "Trigger Tax Notice" on or before 5:00 p.m. Eastern Standard Time on March 17, 1998 and the terminating party has delivered a written termination notice to the other parties prior to 5:00 p.m. Eastern Standard Time on March 19, 1998;

          (h) by LLC, Perseus or the Sellers if such party receives advice from its counsel or tax advisors concerning tax consequences of the transactions contemplated by this Agreement which are unacceptable to such party and such terminating party has delivered a written termination notice to the other parties prior to 5:00 p.m. Eastern Standard Time on the second Business Day after the date of this Agreement; or

          (i) by the Sellers, notwithstanding any waiver by LLC under Section 4.6(b) above, if, (A) as a result of one or more breaches, inaccuracies or violations of the Sellers' representations or warranties, the Sellers determine that, save for any such waiver, they would be unable to deliver at the Closing the certificate required pursuant to Section 4.6 above, and any such breaches, inaccuracies or violations would, in the reasonable opinion of the Sellers, be likely to give rise to any liabilities, losses, damages or costs in excess of six million United States dollars ($6,000,000) in the aggregate, (B) the Sellers deliver a written notice to the Buyer to such effect, and (C) the Buyer does not agree in writing that it shall have no right to indemnification under Section
9.1 after the Closing in respect of such breaches.

18.2.     Procedure and Effect of Termination.
          -----------------------------------

          In the event of the termination and abandonment of this Agreement by the Sellers, Perseus or LLC pursuant to Section 18.1 hereof, written notice thereof shall forthwith be given to the other party or parties. If the transactions contemplated by this

Agreement are terminated as provided herein, this Agreement shall become void and of no further force and effect, except for the provisions of Section 12 relating to investment banking fees, Section 13 relating to publicity, Section 14 relating to Confidentiality, Section 15.6 relating to expenses, and Section
18.3 relating to a Topping Fee and this Section 18.2; provided that such termination shall not relieve any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of any such breach.

18.3 Topping Fee.
     -----------

          In the event that the Sellers terminate this Agreement pursuant to
Section 18.1(e) and within one hundred twenty (120) days after such termination enter into any agreement with respect to a merger, recapitalization, sale of stock or material assets or similar transaction involving one or more of the Principal Subsidiaries or the Business and such transaction implies an equity value for the Business of in excess of one hundred ninety-five million United States dollars ($195,000,000) (a "Topping Agreement"), the Sellers shall immediately upon consummation of the transactions contemplated by the Topping Agreement pay to Perseus and LLC (in proportion to their respective investment in the Subsidiaries as contemplated herein) in cash the sum of five million United States dollars ($5,000,000) (the "Topping Fee").

9.        SEVERABILITY
          ------------

          If any provision of this Agreement is held to be invalid or unenforceable by any judgement of a tribunal of competent jurisdiction, the remainder of the provisions of this Agreement shall not be affected by such judgement, and the understanding of the parties embodied in this Agreement shall be carried out as nearly as possible according to their original terms and intent.

                               *    *    *     *

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set out on the first page hereof.

 DERBY INTERNATIONAL                    DERBY FINANCE S.a.r.l.
  CORPORATION S.A.


 By:___________________________         By:___________________________
 Title:                                 Title:


 By:___________________________         By:___________________________
 Title:                                 Title:


 DC CYCLE, L.L.C.                       THE DERBY CYCLE
                                         CORPORATION

 By:___________________________         By:___________________________
 Title:                                 Title:

 PERSEUS CYCLE, L.L.C.


 By:___________________________
 Title:



                           [CONTINUED ON NEXT PAGE]

          The undersigned hereby join as parties to the foregoing Agreement solely for the purposes of Sections 15, 16.6 and 17. Any notice, consent or communications required or permitted to be given under this Agreement to any of the undersigned shall be given, in the manner provided in Section 15.8, addressed to him at the address set forth beneath his signature below.



------------------------  --------------------------  --------------------------
A. Edward Gottesman       Alan J. Finden-Crofts       Frank H. Pearl
8 New Fetter Lane         Willowhayne House           Suite 610
London EC4A 1AP           Tamarisk Way                1627 I Street, N.W.
England                   The Willowhayne             Washington, DC 20006
                          East Preston                USA
                          Littlehampton
                          West Sussex BN16 2TE
                          England


          The undersigned hereby joins as a party to the foregoing Agreement as a guarantor of the obligations of DC Cycle, L.L.C. under the foregoing Agreement and under each of the other agreements to be entered into by DC Cycle, L.L.C. in connection with the foregoing Agreement.

THAYER EQUITY PARTNERS, III



By: _______________________
Title:

                                EXHIBIT 2.2(A)

-------------  ------------------  ------------------  ------------------  -------------------
   ENTITY           NUMBER OF           AGGREGATE           NUMBER OF           AGGREGATE
                    SHARES OF           PRICE PAID          SHARES OF           PRICE PAID
                     CLASS A             FOR THE            PREFERRED            FOR THE
                     COMMON             SHARES OF            STOCK,             SHARES OF
                     STOCK               CLASS A            SERIES A,           PREFERRED
                   PURCHASED             COMMON             PURCHASED             STOCK,
                                         STOCK                                  SERIES A,
                                        PURCHASED                               PURCHASED

LLC                 12,500             $12,500,000           25,000            $37,500,000
               ------------------  ------------------  ------------------  -------------------
Perseus             10,000             $10,000,000             -0-                 -0-

               ------------------  ------------------  ------------------  -------------------
TOTAL               22,500             $22,500,000           25,000            $37,500,000

                                 CERTIFICATION
                                 -------------


          The undersigned, being the direct or indirect beneficial owners of not less than seventy-five percent (75%) of the issued and outstanding common stock of Derby International Corporation S.A. ("Derby International"), hereby agree, represent and warrant as follows:

          (a) that they shall vote and cause all Persons under their control to vote in favor of the approval of the Recapitalization Transactions described in a certain Recapitalization Agreement of even date herewith by and among Derby International, The Derby Cycle Corporation, Derby Finance S.a.r.l., DC Cycle, L.L.C. and Perseus Cycle, L.L.C. (the "Recapitalization Agreement"); and

          (b) that the number of votes to which the undersigned and the Persons under their control are entitled is sufficient to approve the Transactions under the terms of the Articles of Incorporation and the Third Amended and Restated Shareholders' Agreement by and among Derby International and its shareholders.

Capitalized terms not otherwise defined herein shall have the same meanings used in the Recapitalization Agreement.

          Executed this 11th day of March, 1998.


CENTUM INVESTMENTS LIMITED                   ___________________________________
                                                    A. EDWARD GOTTESMAN


By:_____________________________
   Name:
   Title:

                                             ___________________________________
                                                       FRANK H. PEARL

___________________________________
     ALAN J. FINDEN-CROFTS